Exhibit 4(a)(i)

EXECUTION COPY

CONTRIBUTION AGREEMENT

by and among

Barclay Operating Corp., a New York corporation,

and

InterContinental Hotels Group Resources, Inc., a Delaware corporation,

as Existing Members,

Constellation Barclay Holding US, LLC

as Investor,

and

111 East 48th Street Holdings, LLC, a Delaware limited liability company,

as the Company

December 19, 2013

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF SCHEDULES & EXHIBITS

SCHEDULE	TITLE	REFERENCE PARAGRAPH
A	Definitions	1
1	BOC Property	Recitals
2	Excluded Property	Recitals
3	Real Property and Rights Leases	Definitions
4	List of Ongoing Capital Expenditure Projects	5.4
5	Representation Exception Schedule	Definitions
6	Restructuring Steps Memorandum	5.9
7	Intercreditor Term Sheet	5.10

EXHIBIT	TITLE	REFERENCE PARAGRAPH
A.	Legal Description of Land	Recitals
B.	Amended and Restated Operating Agreement	Recitals
C.	Non-Foreign Affidavit	6.2
D.	Intentionally Omitted
E.	Existing Members’ Reaffirmation of Representations	6.2
F.	List of Tenants (Rent Roll)	8.1
G-1	Affidavit of Title	6.2
G-2	Non-Imputation Affidavit	6.2
H.	List of Contracts	8.1
I.	Management Agreement	18
J.	Intentionally Omitted
K.	Retained Intellectual Property	5.7
L.	Litigation	8.1
M.	Escrow Agreement	3.1
N.	Investor’s Reaffirmation of Representations	6.3
O.	Title Pro Forma	4.4
P.	Minimum Return Agreement	6.2

Q.	Shortfall Reserve and Pool Agreement	6.2
R.	List of Insurance Policies	8.1
S.	List of Collective Bargaining and Employment Agreements	8.1
T.	Form of IWA Assumption Agreement	15

v

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2013 (the “Effective Date”), by and among BARCLAY OPERATING CORP., a New York corporation (“BOC”), and INTERCONTINENTAL HOTELS GROUP RESOURCES, INC., a Delaware corporation (“Resources”; together with BOC, subject to substitution by the New Subsidiaries as set forth herein, “Existing Members”), CONSTELLATION BARCLAY HOLDING US, LLC, a Delaware limited company (“Investor”) and 111 EAST 48TH STREET HOLDINGS, LLC, a Delaware limited liability company (“Company”).

R E C I T A L S:

WHEREAS, Company is the owner of the fee estate and certain other estates and interests in that certain hotel and parcel of land located at 111 East 48th Street, New York, New York and more particularly described on Exhibit A (the “Land”) and known as the InterContinental Barclay, which fee estate and other estates and interests Company acquired from BOC on December 20, 2010 by virtue of a deed and certain assignments of estates and interests recorded as of November 7, 2013 in the Office of the City Register of the City of New York;

WHEREAS, BOC is the owner of a sub-leasehold interest in the Land pursuant to that certain Agreement of Lease dated as of December 20, 2010 from Company, as Landlord, to BOC, as Tenant (the “Leaseback”) and is the owner of certain tangible and intangible personal property (including, without limitation, furnishings and equipment) located in or otherwise used in connection with the operation of the Hotel, as more particularly described on Schedule 1 attached (such sub-leasehold interest and personal property collectively, the “BOC Property”), which BOC Property in each case shall be contributed by BOC to Company prior to Closing upon and subject to the terms and conditions set forth in Paragraph 10.1 below. In no event shall the Excluded Property described on Schedule 2 attached (collectively, the “Excluded Property”) be transferred to Company;

WHEREAS, the Existing Members collectively own one hundred percent (100%) of the membership interests in Company (collectively, the “Membership Interests”);

WHEREAS, prior to Closing the Existing Members as listed in the Preamble hereto will contribute the Membership Interests to certain newly formed subsidiaries (the “New Subsidiaries”), whereupon such subsidiaries will be substituted for the Existing Members listed in the Preamble hereto as parties to this Agreement; and

WHEREAS, Investor desires to become a member of Company holding eighty percent (80%) of the Membership Interests (the “Interest”) in accordance with the Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit B (the “Amended and Restated Operating Agreement”) by making a capital contribution to Company of Two Hundred Thirty-Seven Million and 00/100 Dollars ($237,000,000.00), as such amount may be reduced by Investor’s share of the proceeds of any financing entered into by the Company in connection with the Closing (the “Investor Capital Contribution”).

NOW, THEREFORE, for ten dollars ($10.00) and in consideration of the other promises, covenants, representations and warranties hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Definitions. Wherever used in this Agreement, the terms herein shall have the meanings set forth on Schedule A.

2. Investor Capital Contribution.

2.1 Contribution. Upon, subject to, and in accordance with the terms and conditions of this Agreement, at the Closing, Investor agrees to contribute the Investor Capital Contribution to Company, and Company agrees to issue to Investor the Interest, in each case subject to and in accordance with the terms and conditions set forth in this Agreement and in the Amended and Restated Operating Agreement, as applicable.

2.2 Intentionally Omitted.

2.3 Use. The Investor Capital Contribution shall be used by Company for the purchase upon the Closing from InterContinental Hotels Nevada Corporation of an intercompany receivable payable by InterContinental Hotels Group Operating Corp. to InterContinental Hotels Nevada Corporation in the amount of the Investor Capital Contribution, as more particularly described in, and on the terms more particularly set forth in, Section 4.1(d) of the Amended and Restated Operating Agreement.

3. Payment of Investor Capital Contribution. The Investor Capital Contribution, subject to the prorations and credits set forth herein, shall be due and payable as follows:

3.1 Deposit. Investor has, concurrently with the execution of this Agreement, made the Deposit, in immediately available funds with Closing Agent, to be held in escrow by Closing Agent in accordance with the terms of the Escrow Agreement attached hereto as Exhibit M (the “Escrow Agreement”). Except as expressly otherwise set forth herein, the Deposit shall be non-refundable to Investor, but shall be applied against the Investor Capital Contribution on the Closing Date as set forth herein. The Deposit shall be invested in accordance with the Escrow Agreement and all interest earned on the Deposit shall accrue to the benefit of the party entitled to the Deposit.

3.2 Remainder of Investor Capital Contribution. At Closing, Investor shall make a capital contribution to Company in the amount of the Investor Capital Contribution as follows: (1) Investor shall pay to Company an amount equal to the difference between (a) the Investor Capital Contribution, and (b) the Deposit, subject to the credits, prorations and adjustments set forth herein, in cash by federal reserve bank wire transfer to such account and bank as Company shall designate in writing to Investor at or prior to Closing to be confirmed received in Company’s account on or before 2:00 p.m. New York, New York time on the Closing Date; and (2) Investor shall authorize and direct Closing Agent to release the Deposit to Company immediately upon the consummation of the Closing. The Investor Capital Contribution shall not be deemed made until received in its entirety by Company in cleared funds, subject to the credits, prorations and adjustments set forth herein.

4. Investor’s Due Diligence and Inspection Rights.

4.1 Review of Property and Interest.

A. Review of Property and Property Documents. Until Closing or the sooner termination of this Agreement, and subject to the terms of Paragraph 4.2, Existing Members shall provide Investor and Investor’s Representatives with access to the Property and the Property Documents, wherever located, upon reasonable prior notice at reasonable times during business hours, with the right and license to conduct Due Diligence with respect to the Property. Investor covenants and agrees that it will inspect the Property and the Property Documents at its sole cost and expense and will not permit any mechanics’, materialmen’s or other Liens to be filed against the Hotel or Land by any Person or entity as a result of Investor’s or Investor’s Representatives’ activities. If any such Lien is filed against the Hotel or Land as a result of the activities of Investor, any Investor’s Representative, or any party having a claim against or through Investor or the Investor’s Representatives, Investor shall cause the same to be discharged of record within ten (10) Business Days after receipt of written demand from Existing Member either by payment of the claim or by posting and recording the bond required by applicable law. On written request from Existing Members or Company, Investor shall deliver promptly to Existing Members or Company, as applicable, copies of all Investor’s Diligence Reports with respect to the Property (other than any Confidential Materials of the Investor or its affiliates, or any attorney work product or attorney-client privileged documents), but with no liability for the accuracy thereof and no representation that Existing Members, Company or any other party may rely thereon; provided, however, with respect to any third party Investor’s Diligence Reports which require the preparer’s consent to disclose the same to Existing Members, Investor shall use commercially reasonable efforts to obtain such consent but a failure to do so (and to deliver the applicable Investor’s Diligence Reports as a result of the same) shall not constitute a default by Investor under this Agreement. Investor acknowledges that the Property Documents may not be complete and that Existing Members, Company, the other Existing Members Parties and their respective Representatives may not have complete information concerning the Hotel, and Investor acknowledges that other than Existing Members’ Warranties, such information should not and shall not be relied upon and should be independently verified to Investor’s satisfaction during Due Diligence.

B. Review of Information Relating to Interest and the Company. In addition to the inspection rights set forth in Paragraph 4.1.A above, and subject to the confidentiality restrictions set forth in Paragraph 11.2 hereof, Existing Members shall afford to Investor reasonable access to the offices, properties, books, contracts, commitments and records of Company, and shall furnish Investor with all information (including financial and operating data) concerning the Interest, the Company or the Property as Investor reasonably may request. Such requests shall not interfere unreasonably with Company’s ability to operate the Hotel beyond a de minimis extent. Existing Members shall use commercially reasonable efforts to assist Investor in its examination. Investor shall comply with all provisions of Paragraph 4.2 in exercising such additional access rights.

4.2 Guidelines for Inspection Rights. Investor’s rights to conduct Due Diligence shall be subject to the following further requirements: (a) Due Diligence may only be performed from 8:00 a.m. through 6:00 p.m., Eastern Standard Time, on Business Days and must not interfere beyond a de minimis extent, as reasonably determined by Existing Members, with the operation or management of the Hotel or disturb the rights of guests or Tenants; (b) Investor must provide Existing Members with at least twenty-four (24) hours’ prior written notice (which may be delivered by electronic mail) of its intent to perform Due Diligence on the Property and Existing Members shall have the right to have one or more Representatives of Existing Members present and accompanying each individual during any such entry upon the Property by Investor or Investor’s Representatives; (c) Investor shall not communicate with any Hotel vendor or contractor, Hotel guest, or Hotel Employee or any neighboring property or occupant or lessee of neighboring property or their respective representatives without Existing Members’ prior written consent which may be withheld in Existing Members’ sole discretion but which shall not be unreasonably withheld, conditioned or delayed with respect to Prospective Buyer’s requested contact of the Hotel general manager or other executive level Hotel staff (in addition, if Existing Members’ consent is obtained by Investor under clause (c) foregoing, Existing Members shall be entitled to receive at least twenty-four (24) hours’ prior written notice (which may be delivered by electronic mail) of the intended contact (which shall include the names of people participating) and to have one or more Representatives present when Investor has any such contact with any such Person); (d) Investor shall, at its sole cost, immediately return the Property to the condition existing prior to any tests and inspections; (e) Due Diligence activities may not affect the appearance of the Hotel in any way; and (f) Investor shall not conduct any invasive sampling, boring, testing, or analysis of soils, surface water, groundwater, building materials or air quality at, in, or under the Property without first having obtained prior written approval of Existing Members, which may be withheld in Existing Members’ sole discretion. Prior to such time as Investor or any of Investor’s Representatives enter the Property for purposes of conducting the Due Diligence as set forth herein, upon Existing Members’ reasonable request, Investor or the applicable Investor’s Representative shall (i) obtain or shall cause the applicable Investor’s Representative to obtain policies of general liability insurance which insure Investor or the applicable Investor’s Representatives with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage and name Company and Existing Members and their affiliates as additional insureds and which are with insurance companies reasonably approved by Existing Members, and (ii) provide or shall cause the applicable Investor’s Representative to provide Existing Members and their affiliates with certificates of insurance evidencing that Investor or any other Investor’s Representative has obtained the aforementioned policies of insurance. Notwithstanding any provision in this Agreement to the contrary, except to the extent necessary in connection with the preparation of a Phase I environmental report with respect to the Hotel or Land, Investor shall not contact any government official or representative regarding Hazardous Materials on, or the environmental condition of, the Property, without Existing Members’ prior written consent thereto which consent shall not be unreasonably withheld, conditioned or delayed. Investor, at its sole cost and expense, shall comply with all applicable laws, rules, regulations and orders with respect to the use of the Hotel or Land for Investor’s Due Diligence, including, without limitation, Environmental Laws.

4.3 Indemnity. Investor hereby agrees to indemnify, defend, and hold Existing Members and each of the other Existing Members Parties free and harmless from and against any and all Liabilities arising out of or resulting from or in connection with the entry on the Property and/or the conduct of any Due Diligence by Investor or any of Investor’s Representatives for purposes of conducting Due Diligence at any time prior to the Closing;

provided, however, that Investor’s obligations under this Paragraph 4.3 shall not apply to the mere discovery of a pre-existing environmental, physical or other condition at the Property. The foregoing indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

4.4 Title and Survey Examination; Permitted Title Exceptions. Existing Members have delivered to Investor a copy of the Survey. Existing Members have delivered to Investor a copy of the Title Commitment and the Title Pro Forma. Any and all exceptions to title as reflected on Schedule B of the Title Pro Forma attached hereto as Exhibit O shall be deemed to constitute Permitted Title Exceptions. Investor shall have no right to object to any Permitted Title Exceptions or to refuse to proceed to Closing or to demand that any such matters be discharged, satisfied or otherwise cleared from title or to demand any reduction of or credit against the Investor Capital Contribution due to the existence of any Permitted Title Exceptions.

A. Pre-Closing “Gap” Defects. Investor may at or prior to Closing obtain, at Investor’s sole cost and expense, one or more additional updates to the Title Commitment from Title Company. Investor may at or prior to Closing notify Existing Members in writing of any defects in title disclosed by such updated Title Commitment first arising between the last revision date of the Title Commitment and the Closing Date (“Gap Title Objections”); any such notice shall be accompanied by the update to the Title Commitment and any other materials which evidence or disclose such Gap Title Objections. If Investor fails to notify Existing Members in writing of any Gap Title Objections by the earlier to occur of (i) ten (10) Business Days of Investor’s receipt of the updated Title Commitment and (ii) the Closing Date, then, notwithstanding any other provisions set forth herein, such failure to notify Existing Members shall constitute a waiver of such right to object to such matters and such matters shall be deemed to constitute Permitted Title Exceptions (other than Required Removal Items). Existing Members shall notify Investor in writing by the earlier to occur of (i) ten (10) days of its receipt of such notice and (ii) the Closing Date, if Existing Members have elected to Remove any such Gap Title Objections. If Existing Members fail to respond within such timeframe, Existing Members shall be deemed to have declined to remove such Gap Title Objections (other than Required Removal Items). If Existing Members elect to Remove any such Gap Title Objections, Existing Members shall have the right to extend the date for Closing (by not more than fifteen (15) days) so that Existing Members may cure such Gap Title Objections. If Existing Members decline, or are deemed to have declined as aforesaid, to Remove the Gap Title Objections prior to Closing, Investor shall have until the Closing to elect in writing, either (a) if the Gap Title Objection in question can reasonably be expected to have a Material Adverse Effect, to Terminate this Agreement, in which case the Deposit shall be returned to Investor, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) to waive its Gap Title Objections (other than Required Removal Items) and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. If Investor fails to give Existing Members notice of its election by such time or if the Gap Title Objection in question cannot reasonably be expected to have a Material Adverse Effect (other than a Required Removal Item), it shall be deemed to have elected the option contained in clause (b) above. Any such Gap Title Objection so waived (or deemed waived) by Investor shall be deemed to constitute a Permitted Title Exception and the Closing shall occur as herein provided without any reduction of or credit against the Investor Capital Contribution.

B. Cure of Title Matters. At Closing, if this Agreement is not Terminated as permitted herein, Existing Members shall Remove or cause to be Removed any non-Permitted Title Exceptions to the extent (and only to the extent) that the same constitute Required Removal Items or Existing Members have agreed to Remove a Gap Title Objection pursuant to subsection (A) above.

C. Investor’s Right To Terminate. If Existing Members fail to Remove any Gap Title Objection (other than Required Removal Items) that it has agreed to remove pursuant to subsection (A) above prior to Closing, then Investor’s sole remedy shall be to Terminate this Agreement by written notice to Existing Members prior to the Closing Date, in which case the Deposit shall be returned to Investor, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. Notwithstanding any provision to the contrary in this Agreement, if Existing Members fail to Remove a Required Removal Item prior to Closing, then Investor’s sole remedy shall be to Terminate this Agreement by written notice to Existing Members prior to the Closing Date, in which case the Deposit shall be returned to Investor, Existing Members shall reimburse Investor for the actual, out-of-pocket costs and expenses incurred by Investor in connection with this Agreement and the Transaction in an amount not to exceed $1,000,000, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

4.5 As-Is, Where-Is, With All Faults Sale. Investor acknowledges that: (a) it has, prior to the Effective Date, completed such Due Diligence as Investor deems necessary or appropriate, and has independently confirmed to its satisfaction all information that it considers material to its purchase of the Interest or the Transaction, (b) it is a sophisticated investor capable of utilizing the information made available to it in connection with its acquisition of the Interest to evaluate the merits and risks of its acquisition of the Interest, to make an informed investment decision with respect thereto and to protect its interests in connection with such acquisition, and (c) it has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate the investment characteristics of the Interest and the Hotel and to assess issues pertaining to title to the Real Property, the value of the Property and the Interest, the past performance of the Hotel, the projected performance of the Hotel, the structural integrity and soundness of all improvements and structures located on the Real Property and the environmental condition of the Real Property; and, accordingly, the Interest to be issued to Investor and the Property shall be accepted by Investor on the Closing Date, subject to the Existing Members’ Warranties, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Investor Capital Contribution except for the adjustments and prorations set forth herein. Except for, and only to the extent of, Existing Members’ Warranties, Investor is acquiring the Interest based exclusively upon its own Due Diligence and not upon (i) any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) made to Investor or its Representatives with respect to the Interest, the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Investor’s Due Diligence nor upon (ii) any financial data or projections, offering memoranda, reports, analyses, estimates, budgets (operational, construction or otherwise), commentary, opinions or communications in any form related to the Property made available to Investor including, without limitation, concerning tax, legal, financial, labor, hotel operations or corporate structuring matters and the like ((i) and (ii) collectively, “Waived

Reliance Items”). Except for, and only to the extent of, Existing Members’ Warranties, Investor hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Existing Members for damages that Investor may incur, or to rescind this Agreement and the Transaction, as the result of any of the Waived Reliance Items being untrue, inaccurate or incorrect. Notwithstanding the foregoing, such acknowledgment is not intended to, and shall not be construed to affect or impair any rights or remedies that Investor may have against Existing Members as a result of a breach of any of Existing Members’ Warranties.

5. Existing Members’ Covenants. Existing Members agrees that between the Effective Date and the Closing Date (the “Interim Period”) or earlier termination of this Agreement, and, with respect to Paragraph 5.5, after the Closing Date. to the extent provided therein:

5.1 No Alteration of Title. Existing Members shall not permit Company to transfer or further alter or encumber in any way Company’s title to the Real Property or BOC’s title to the BOC Property as it exists as of the Effective Date without written notice to, and the prior written consent of, Investor. If Investor fails to object in writing to any such proposed instrument within five (5) Business Days after giving of the aforementioned notice, Existing Members shall notify Investor of such failure and if Investor fails to respond within twenty-four (24) hours following such notice, Investor shall be deemed to have approved the proposed instrument.

5.2 New Occupancy Leases and Modifications to Existing Occupancy Leases. If Existing Members desire that Company (i) enter into any new Occupancy Lease, (ii) cancel, modify, amend, extend or renew any existing Occupancy Lease, (iii) consent to any assignment or sublease in connection with any Occupancy Lease, or (iv) accept any prepayment of rent thereunder (more than thirty (30) days in advance), Existing Members shall deliver to Investor written notice of such action, which notice shall contain information regarding the proposed action that Existing Members believe is reasonably necessary to enable Investor to make informed decisions with respect to the advisability of the proposed action. Existing Members shall not permit Company to take such action without Investor’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Investor is made within five (5) Business Days after Investor’s receipt of such request and all documents related thereto, Existing Members shall notify Investor of such failure and if Investor fails to respond within twenty-four (24) hours following such notice, such consent shall be deemed to have been granted). If Investor rejects the proposed action, Existing Members nevertheless retain full right, power and authority to cause Company to execute such documents as are necessary to effect such action, and Existing Members shall promptly advise Investor of the same. The foregoing notwithstanding, in the event Investor has rejected the proposed action pursuant to its rights hereunder but Existing Members nonetheless proceeds to permit Company to effect it, Investor shall have the right, within five (5) Business Days after receipt of Existing Members’ notice that Company has taken such action, to Terminate this Agreement by the delivery to Existing Members of a written notice of termination, in which case the Deposit shall be paid to Investor, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. If Investor fails to notify Existing Members within such time period, Investor shall be deemed to have fully waived any rights to

Terminate this Agreement pursuant to this Paragraph 5.2. Existing Members shall promptly provide Investor with true, correct and complete copies of any Occupancy Lease, modification, or amendment entered into by Company. Notwithstanding any provision of this Agreement to the contrary, without any requirement for notice or consent from Investor, Existing Members may, but shall not be obligated to, cause Company to pursue any of Company’s legal rights for contract enforcement (including, but not limited to, commencing a dispossessory action) against any Tenant.

5.3 Contracts. Except as it relates to “Excepted Contracts” (hereinafter defined), if Existing Members desire that Company (i) enter into any new Contracts, (ii) cancel, modify, amend, extend or renew any existing Contracts, or (iii) waive any default under, or accept any surrender of, any Contracts, Existing Members shall deliver to Investor written notice of such action, which notice shall contain information regarding the proposed action that Existing Members believe is reasonably necessary to enable Investor to make informed decisions with respect to the advisability of the proposed action. Except for Contracts that (a) can be terminated, without penalty, upon thirty (30) days (or less) written notice from the Company or an Existing Member, (b) expire prior to the Closing or (c) are terminated prior to the Closing by Company at Existing Members’ sole cost and expense (collectively, “Excepted Contracts”), Existing Members shall not permit Company to take such action without Investor’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Investor is made within five (5) Business Days after Investor’s receipt of such request and all documents related thereto, Existing Members shall notify Investor of such failure and if Investor fails to respond within twenty-four (24) hours following such notice, such consent shall be deemed to have been granted); upon delivery of such written consent, such Contract or modification thereof shall thereupon be included within the definition of “Contracts” set forth herein and any such cancelled contract shall thereupon be excluded from the definition of “Contracts” set forth herein. Existing Members shall promptly provide Investor with true, correct and complete copies of any Contract, modification, or amendment entered into by Company. Notwithstanding any provision of this Agreement to the contrary, without any requirement for notice or consent from Investor, Existing Members may, but shall not be obligated to, cause Company to pursue any of Company’s legal rights to enforce any Contract.

Notwithstanding anything stated herein to the contrary, the Company may enter into contracts related to the Planned Renovation to the extent the Amended and Restated Operating Agreement would permit Existing Members’ affiliates to do so during the effectiveness of the Amended and Restated Operating Agreement.

5.4 Status of Property. Except for the ongoing performance of the capital expenditure projects as described in Schedule 4 attached (with respect to which Existing Members shall be entitled, prior to the Closing, to continue to effectuate such performance and to enter into, or to cause Company to enter into, agreements that will continue to be binding on the Property and the Company after Closing), during the Interim Period Existing Members shall cause Company to maintain and keep the Property in a manner consistent with Company’s practices with respect to the Property as in effect on and around the Effective Date; provided, however, that Investor hereby agrees that the Property shall remain subject to, and Existing Members shall have no obligation to cure, (a) any violations of Laws (provided the same do not constitute Required Removal Items), (b) any physical conditions that would require capital expenditures or would give rise to violations of Laws, whether the same now exist or arise prior to Closing or (c) any damage caused by casualty, except as otherwise provided in this Agreement.

5.5 Tax Matters.

A. Company and Existing Members (insofar as related to the Company, the Property or the operation of the Property) shall properly and timely file with the appropriate Tax Authority all Tax Returns required to be filed during the Interim Period and will timely pay to the relevant Tax Authority all Taxes due and payable during the Interim Period. Promptly, and no later than three (3) Business Days after the filing thereof, Company shall deliver to Investor copies of all Tax Returns filed by Company during the Interim Period.

B. Company and Existing Members shall notify Investor promptly, and in any event within ten (10) days, of any claim, assessment, notice of deficiency, audit, examination or other administrative or judicial proceeding that is asserted, imposed or commenced during the Interim Period or after the Closing Date with respect to any Taxes or Tax Returns relating to the Company, the Property or the operation of the Property. Such notice shall include a reasonably detailed description of the matter and shall include a copy of any written material received from the Tax Authority. From and after the Effective Date, Existing Members shall have the right to cause Company to continue and to control the progress of and to make all decisions with respect to any contest of any Taxes due and payable by the Company for any Tax Year ending prior to the Closing Date and any contests relating to any income Tax Returns filed by the Company for any Tax Year ending prior to the Closing Date; provided, Existing Members (i) shall keep Investor and the Company informed of the progress and substantive aspects of such contests and (ii) shall not take any action (or fail to take any action) in the course of any such contest, or compromise or settle any such contest, without the prior written consent of Investor, which will not be unreasonably withheld, conditioned or delayed, if such action, inaction, compromise or settlement reasonably could be expected to affect Taxes payable by the Company or any member thereof in any Post-Closing Tax Year. Any contests relating to Taxes or Tax Returns for any Straddle Period shall be jointly controlled by Investor and Existing Members unless Investor and Existing Members mutually agree otherwise.

C. All real estate and personal property Tax refunds and credits received after Closing with respect to the Property for a Pre-Closing Tax Year shall be applied in the following order of priority: (i) first, to pay the actual, out-of-pocket costs and expenses (including reasonable attorneys’ fees, expenses and disbursements and fees contingent on the amount of recovery) incurred in connection with obtaining such Tax refund or credit; (ii) second, to pay any amounts due to any past or present tenant of the Property as a result of such Tax refund or credit to the extent required pursuant to the terms of the Occupancy Leases; and (iii) third, apportioned between Investor and Existing Members as follows: (a) any refunds or credits attributable to the Closing Tax Year shall be apportioned between Investor and Existing Members in the manner provided in Paragraph 7.1; and (b) any refunds or credits attributable to any Tax Year prior to the Closing Tax Year, shall be paid to Existing Members.

D. For U.S. federal and applicable state and local income Tax purposes, items of Company income, gain, loss and deduction shall be apportioned between the portion of the

Closing Tax Year ending on the Closing Date and the portion of the Closing Tax Year beginning after the Closing Date using an interim closing of the books method. In the event that an election under Section 754 of the Code, or any analogous election under state or local Law (a “Section 754 Election”) is not currently in effect with respect to the Company, the Company shall make, and Investor and Existing Members shall cause the Company to make, a Section 754 Election to be effective for the Closing Tax Year.

E. Investor and Existing Members acknowledge and agree that (i) pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(f), immediately prior to Closing, the Company shall adjust the capital accounts of Existing Members to reflect a revaluation of the assets of the Company on the Company’s books for purposes of Section 704(b) of the Code, (ii) Investor’s initial capital account as of the beginning of the day after the Closing Date shall be equal to the amount of the Investor Capital Contribution, as increased or decreased at Closing pursuant to this Agreement for any prorations, credits or adjustments and (iii) the capital accounts of Investor and Existing Members as of the beginning of the day after the Closing Date shall be in proportion to their Pro Rata Shares. A schedule of agreed gross fair market values of the Property and any assets of the Company shall be reasonably agreed upon between the parties prior to the Closing Date and shall be attached to the Amended and Restated Operating Agreement.

F. Investor and Existing Members shall reasonably cooperate, and shall cause their respective affiliates to reasonably cooperate, in connection with the filing of Tax Returns and any contest regarding Taxes of, or with respect to, the Company or the Property. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Paragraph 5.5.B.

G. The provisions this Paragraph 5.5 shall survive the Closing (and shall not be merged therein) or any earlier termination of this Agreement.

5.6 Personal Property. Except for the Excluded Property, and except for Existing Members’ right to retain books and records stored off-site and duplicate copies of any books and records stored at the Real Property, Existing Members shall not remove any of the Property, including Personal Property, from the Real Property nor permit Company to use any of the Personal Property prior to the Closing Date except such removal and use thereof as is normal in the operation and maintenance of the Property consistent with Company’s past practices. Existing Members covenant that items of Personal Property which consist of furniture and furnishings, artwork and supplies and maintenance items shall be maintained at Company’s customary level of quality and will be available and retained by Company on the Closing Date.

5.7 Intellectual Property. Investor acknowledges that Existing Members and the Existing Members Parties are retaining all right, title and interest in and to all their respective intellectual property rights in the name “InterContinental” and any derivations or variations thereof, except as may be specifically used by the Company pursuant to the terms of the Hotel

Management Agreement. Investor hereby acknowledges and agrees that neither Investor nor any affiliate, successor, assignee or designee of Investor shall be entitled (a) to use the name “InterContinental” in any way whatsoever or (b) to any ownership interest or other rights with respect to the system operated by the Existing Members and their affiliates (collectively, the “InterContinental Hotels Group”) reflecting the business practices and quality standards of InterContinental Hotels branded hotels, and to the other intellectual property and proprietary rights of the InterContinental Hotels Group. The provisions of this Paragraph 5.7 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

5.8 Transition of Liquor License and other licenses. Existing Members and Investor acknowledge that the liquor license and certain other licenses required for Hotel operations (including without limitation those set forth on Schedule 5 attached hereto) are, as of the Effective Date, held by, and are personal to, BOC. Existing Members and Investor shall reasonably cooperate so that such licenses (collectively, the “Transitioning Licenses”) are either transferred to the Company or its designee or are replaced with new licenses issued to the Company or its designee at Closing or as soon as reasonably practicable thereafter, provided that the parties shall use all commercially reasonable efforts to ensure that all Transitioning Licenses necessary for the operation of the Hotel are validly transferred or issued to the Company or its designee at Closing.

5.9 Operating Covenants. Except in each case in connection with the consummation of the Transaction, including without limitation, the following (collectively, the “Preparatory Restructuring”): (i) the Leaseback Contribution, (ii) the contribution to the Company of the BOC Property (other than any the Excluded Property) and (iii) the restructuring as described in the memorandum attached as Schedule 6, the Company and Existing Members, insofar as it relates to the Company and/or the Property, agree that neither the Company nor any Existing Member shall during the Interim Period:

A. permit the Company to incur any indebtedness for borrowed money, except in the ordinary course of business though not to exceed (except with respect to trade payables and equipment leases that are no more than 60 days past due), individually or in the aggregate, $1,000,000;

B. fail to maintain all existing insurance coverage relating to the Property (however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, Existing Members or the Company may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

C. except in the ordinary course of business consistent with past practice, award or increase any bonuses, salaries, or other compensation to any Participant outside of the ordinary course of business, or enter into any employment, severance or similar Contract with any Participant or any Benefit Plan or Benefit Agreement outside of the ordinary course of business; accelerate the time of payment or vesting of any compensation or benefits of any Participant outside of the ordinary course of business; or enter into, amend, modify or terminate any collective bargaining agreement;

D. allow any Hazardous Materials to be Released by Existing Members or the Company at, in, on or under the Property (or knowingly allow any other Person on the Property to cause any Hazardous Materials to be Released), except (i) for Releases of such quantities or types of Hazardous Materials that are reasonably required for the operation of the Property and conducted in compliance with Environmental Law or (ii) Releases of de minimis quantities of Hazardous Materials as would not reasonably be expected to require notification, investigation or remediation under Environmental Law;

E. except as otherwise expressly permitted or required by this Agreement, enter into any transactions with any affiliate of Existing Members or the Company that will be binding on the Company or the Property after Closing and is not entered into in the ordinary course of business and consistent with past practice;

F. except as expressly contemplated in connection with the Transaction, make any amendment to the Company’s certificate of formation or operating agreement (or equivalent organizational documents);

G. delay, postpone or accelerate the payment or receipt of Accounts Receivable or accounts payable other than in the ordinary course of business and consistent with past practice;

H. issue or sell any equity interests or options, warrants, calls, subscriptions or other rights to purchase any equity interests of the Company or reclassify, split, combine, subdivide or amend the terms of the equity interests of the Company currently outstanding; or

I. make any material change to the accounting methods, principles or practices applicable to the Company;

J. adopt or change any method of Tax accounting, make or change any Tax election, file any amended Tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes, settle or compromise any Tax liability, request any private letter ruling or enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, if such action reasonably could be expected to affect the Tax liability of the Company or its members with respect to any Post-Closing Tax Year;

K. cancel or compromise any material indebtedness, or, other than in the ordinary course of business, waive or release any material right of the Company;

L. enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or business (or any business unit) or, other than in the ordinary course of business and consistent with past practice, other assets of any other Person;

M. enter into a contract or other agreement to do any of the foregoing prohibited by this Paragraph, or to authorize or announce an intention to do any of the foregoing prohibited by this Paragraph.

5.10 Financing Activities. Investor and Existing Members shall use their good faith, commercially reasonable efforts to consummate the Initial Financing (as defined in the Amended and Restated Operating Agreement) either as of the Closing or subsequent to the date thereof on terms which are reasonably acceptable to them provided that any such Initial Financing shall (i) be consistent with the terms and objectives set forth on the intercreditor term sheet attached as Schedule 7 hereto; and (ii) provide for non-disturbance terms benefiting the Manager as described in the Management Agreement. Existing Members and Investor acknowledge that they will use their good faith, commercially reasonable effort to agree on the structuring of any joint and several guarantees in connection with such Initial Financing and how such guaranty obligations are coordinated with rights under the Amended and Restated Operating Agreement.

5.11 Governmental Approvals. Existing Members, the Company, Investor and their respective affiliates shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transaction governed by this Agreement as promptly as practicable, (ii) obtain from Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders, required (A) to be obtained or made by Existing Members, Company or Investor, as the case may be, or any of their respective affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction governed herein, and (iv) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, as required under any applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.

5.12 No Transfers. Existing Members hereby agrees that, during the Interim Period, Existing Members will not sell, transfer, assign, pledge, hypothecate, donate or otherwise dispose of any interest in the Company to any Person except as expressly contemplated by the Preparatory Restructuring.

5.13 Collective Bargaining; Restructuring. Existing Members shall, and shall cause their respective affiliates and each of their respective employees and officers, as applicable, to (i) promptly inform Investor of any material developments in the negotiations related to the collective bargaining agreement or the terms and conditions of employment of the bargaining unit employees at the Hotel, and (ii) with respect to any proposed changes in employment terms or conditions that would be expected to be material to the cost or manner of operation of the Hotel, obtain the written consent of Investor before agreeing with the Union to adopt such changes.

5.14 Exclusivity. Neither any Existing Member nor the Company shall take any action to encourage, initiate, continue or engage in discussions or negotiations with, or provide any information to, any third-party concerning any purchase, transfer or other disposition of the Interest or the Property to such Person, any merger or other business combination involving the Company, any sale of all or a material portion of the assets of the Company (or any assets or property to be contributed to the Company as contemplated herein prior to or as of Closing), any sale of the Hotel or any similar transaction.

6. Closing. The time and place of Closing shall be held on the Closing Date at no later than 2:00 p.m. local New York, New York time, TIME BEING OF THE ESSENCE, at or through the offices of the Closing Agent.

6.1 Closing Mechanics. If agreed to by both parties, Investor and Existing Members shall conduct an escrow-style closing through the Closing Agent so that it will not be necessary for any party to attend the Closing (Investor and Existing Members shall have pre-Closings to finalize and sign all documents not later than the day prior to Closing, and deliver such items to the Closing Agent). Upon Closing, Investor shall deliver to Existing Members the Investor Capital Contribution and the other items required of Investor as elsewhere set forth herein, and Existing Members shall deliver to Investor the Interest and the other items required of Existing Members as elsewhere set forth herein.

6.2 Existing Members’ Deliveries. At Closing, Existing Members shall deliver or cause to be delivered to Investor the following, including executed counterparts thereof, to the extent applicable:

A. Amended and Restated Operating Agreement; the Interest. The Amended and Restated Operating Agreement and issuance of the Interest.

B. Withholding and Tax Certificates. A certificate in the form of Exhibit C with respect to Section 1445 of the Internal Revenue Code from each owner of the Company (as determined for U.S. federal income tax purposes) stating whether or not such owner is a foreign person as defined in said Section 1445 and applicable regulations thereunder.

C. Affidavit of Title/Gap Indemnity. An Affidavit of Title with respect to liens and title matters in the form of Exhibit G-1 and a non-imputation affidavit in the form of Exhibit G-2.

D. Closing Statement. The final closing statement pursuant to Paragraph 7.2. Existing Members and Investor shall authorize and instruct the Closing Agent to file, as the “reporting person,” Internal Revenue Service Form 1099-B (“Proceeds from Real Estate, Broker, and Barter Exchange Transactions”), if and as required by Section 6045(d) of the Code.

E. Evidence of Authority. Evidence that Existing Members has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents, including without limitation delivery of an incumbency certificate signed by an officer of the appropriate company of each entity signing on behalf of Existing Members.

F. Existing Members’ Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Paragraph 8 hereof in the form of Exhibit E and made a part hereof (“Existing Members’ Reaffirmation of Representations”).

G. Security Documents. A Security Agreement and Deposit Account Control Agreement with respect to the Payable and the Receivable (and any other such agreements as may be reasonably required to reflect the structure thereof as may be agreed to by the parties), to the extent desired by Existing Members, in a form prepared by Existing Members consistent with the terms and objectives set forth in Schedule 7 and approved by Investor, such approval not to be unreasonably withheld, conditioned or delayed. In the event that a draft of such form has been provided to Investor not less than 30 days prior to the scheduled Closing Date but has not been approved by Investor as of the scheduled Closing Date, neither party shall have the right to terminate this Agreement for failure to deliver such document on the Closing Date and the matter shall be submitted for resolution in accordance with the provisions set forth in Section 20.12 of the Amended and Restated Operating Agreement which are incorporated by reference herein.

H. Intentionally Omitted.

I. Management Agreement. The Management Agreement executed by Company and the Manager.

J. Memorandum of Management Agreement. A memorandum of the Management Agreement to be recorded against title to the Real Property (the “Memorandum of Management Agreement”).

K. Leaseback Contribution. The Leaseback Contribution executed by BOC, as Tenant, and Company, as Landlord, as described in Paragraph 10.1 below.

L. Minimum Return Agreement. The Minimum Return Agreement in the form of Exhibit P executed by the Manager.

M. Shortfall Reserve and Pool Agreement. The Shortfall Reserve and Pool Agreement in the form of Exhibit Q executed by the Manager.

N. IHG Affiliate Guaranty. The IHG Affiliate Guaranty (as defined in the Amended and Restated Operating Agreement) made by IHG Guarantor (as defined in the Amended and Restated Operating Agreement) in favor of the Company in form and substance reasonably acceptable to the parties. In the event that a draft of such form has been provided to Investor not less than 30 days prior to the scheduled Closing Date but has not been approved by Investor as of the scheduled Closing Date, neither party shall have the right to terminate this Agreement for failure to deliver such document on the Closing Date and the matter shall be submitted for resolution provisions set forth in Section 20.12 of the Amended and Restated Operating Agreement which are incorporated by reference herein.

O. Assignment of Receivables. The Assignment of Receivables (as defined in the Amended and Restated Operating Agreement) in form and substance reasonably acceptable to the parties. In the event that a draft of such form has been provided to Investor not less than 30 days prior to the then scheduled Closing Date but not approved by Investor as of the scheduled Closing Date, neither party shall have the right to terminate this Agreement for failure to deliver such document on the Closing Date and the matter shall be submitted for resolution in accordance with the provisions set forth in Section 20.12 of the Amended and Restated Operating Agreement which are incorporated by reference herein.

P. Other Instruments. Such other instruments or documents as may be contemplated hereunder, to effect or carry out the purposes of this Agreement, subject to Existing Members’ prior approval thereof, which approval shall not be unreasonably withheld or delayed.

6.3 Investor’s Deliveries. At the Closing, Investor shall deliver or cause to be delivered to Existing Members and/or Company, as applicable, the following:

A. Investor Capital Contribution. The Investor Capital Contribution due to Company at Closing under this Agreement.

B. Amended and Restated Operating Agreement. The Amended and Restated Operating Agreement.

C. Closing Statement. The final closing statement pursuant to Paragraph 7.2.

D. Evidence of Authority. Evidence that Investor has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents, including without limitation delivery of an incumbency certificate signed by an officer of the appropriate company of each entity signing on behalf of Investor.

E. Investor’s Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Paragraph 8.5 hereof in the form of Exhibit N and made a part hereof (“Investor’s Reaffirmation of Representations”).

F. Intentionally Omitted.

G. Closing Document Counterparts. Executed counterparts of any of the other Closing Documents described in Paragraph 6.2 which are to be signed by Investor.

H. Minimum Return Agreement. The Minimum Return Agreement in the form of Exhibit P executed by the Company.

I. Shortfall Reserve and Pool Agreement. The Shortfall Reserve and Pool Agreement in the form of Exhibit Q executed by the Company.

J. Investor Affiliate Guaranty. The Investor Affiliate Guaranty (as defined in the Amended and Restated Operating Agreement) made by Investor Guarantor (as defined in the Amended and Restated Operating Agreement) in favor of the Company in form and substance reasonably acceptable to the parties. In the event that a draft of such form has been provided to Existing Members not less than 30 days prior to the then scheduled Closing Date but not approved by Existing Members as of the scheduled Closing Date, neither party shall have the right to terminate this Agreement for failure to deliver such document on the Closing Date and the matter shall be submitted for resolution provisions set forth in Section 20.12 of the Amended and Restated Operating Agreement which are incorporated by reference herein.

K. Security Documents. A Security Agreement and Deposit Account Control Agreement with respect to the Payable and the Receivable (and any other such agreements as may be reasonably required to reflect the structure thereof as may be agreed to by the parties), to the extent desired by Existing Members, in a form prepared by Existing Members consistent with the terms and objectives set forth in Schedule 7 and approved by Investor, such approval not to be unreasonably withheld, conditioned or delayed. In the event that a draft of such form has been provided to Investor not less than 30 days prior to the scheduled Closing Date but has not been approved by Investor as of the scheduled Closing Date, neither party shall have the right to terminate this Agreement for failure to deliver such document on the Closing Date and the matter shall be submitted for resolution in accordance with the provisions set forth in Section 20.12 of the Amended and Restated Operating Agreement which are incorporated by reference herein.

L. Assignment of Receivables. The Assignment of Receivables (as defined in the Amended and Restated Operating Agreement) in form and substance reasonably acceptable to the parties. In the event that a draft of such form has been provided to Investor not less than 30 days prior to the then scheduled Closing Date but not approved by Investor as of the scheduled Closing Date, neither party shall have the right to terminate this Agreement for failure to deliver such document on the Closing Date and the matter shall be submitted for resolution in accordance with the provisions set forth in Section 20.12 of the Amended and Restated Operating Agreement which are incorporated by reference herein.

M. Other Instruments. Such other instruments or documents as may be contemplated hereunder, to effect or carry out the purposes of this Agreement, subject to Investor’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

7. Prorations, Credits and Closing Costs.

7.1 Proration Items. Except as otherwise provided below, in each such proration set forth below, (a) the portion thereof allocable to periods beginning as of the Closing Proration Time shall be credited or charged, as applicable, subject to any terms of the Amended and Restated Operating Agreement to the contrary, (i) eighty and one tenths percent (80.1%) (“Investor’s Pro Rata Share”) to Investor and (ii) nineteen and nine tenths percent (19.9%) (“Existing Members’ Pro Rata Share” to Existing Members; Existing Members’ Pro Rata Share and Investor’s Pro Rata Share each a “Pro Rata Share”); and (b) the portion thereof allocable to periods prior to but ending as of the Closing Proration Time shall be credited or charged, as applicable, in its entirety to Existing Members, all of which prorations shall be made at Closing or, in the case of allocations to be made after Closing, upon receipt of such payments or payment of such expenses. The following items shall be so credited or charged:

A. Taxes and Assessments. All real property and personal property Taxes and similar ad valorem Taxes, and any sales Taxes with respect to Rental Payments, payable by the Company with respect to the Property for the Closing Tax Year (regardless of when such Taxes are payable) (collectively, “Prorated Taxes”) shall be prorated as of the Closing Proration Time. Existing Members shall cause Company to pay all installments of special assessments due and payable on or prior to the Closing Date; provided, however, that the foregoing shall not be deemed to make Existing Members responsible for the payment of any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the Closing Date. If Tax bills for the Closing Tax Year are not available on the Closing Date, the Prorated Taxes shall be prorated at Closing based upon the Tax bills for the previous Tax Year, or, if available, based upon the current assessed valuation and current millage rates, and in such event Existing Members and Investor shall reprorate the Prorated Taxes as actual or final tax bills for the Closing Tax Year are available. For purposes of this Agreement, including the definition of Pre-Closing Tax Liabilities, in the case of any Taxes that are payable with respect to a Straddle Tax Year, the portion of such Taxes that relate to the Pre-Closing Tax Year shall (i) in the case of Prorated Taxes, be deemed to be the amount of such Tax for the entire Straddle Tax Year multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Year ending as of the Closing Proration Time and the denominator of which is the number of days in the entire Straddle Tax Year and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable (computed on an interim closing of the books basis) as if the relevant Tax Year ended as of the close of business on the Closing Date. The Amended and Restated Operating Agreement shall govern the parties’ respective Liabilities for Taxes payable with respect to periods after the Closing Tax Year.

B. Hotel Revenues.

(i) Guest Ledger Receivables. Existing Members shall receive a credit at Closing for all Guest Ledger Receivables for all room nights up to and including the room night immediately prior to the night when the Closing Proration Time occurs, and the Company shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Closing Proration Time. Existing Members shall receive a credit of fifty percent (50%) of Guest Ledger Receivables for the room night when the Closing Proration Time occurs and the Company shall be entitled to the remaining fifty percent (50%) credit. Existing Members shall receive the income from all restaurant and bar facilities located on the Real Property through the Closing Proration Time and the Company shall receive such income thereafter.

(ii) Booking Deposits. Existing Members and Investor shall receive a credit at Closing for advance payments and deposits, if any, under Bookings to the extent the Bookings relate to a period after the Closing Proration Time in proportion with their respective Pro Rata Shares. Investor acknowledges that Company shall assume and honor for its account all Bookings relating to dates after the Closing Proration Time provided that Existing Members provide a written account to Investor of all such Bookings at the Closing.

(iii) Vending Machines. Vending machine monies will be removed by Existing Members as of the Closing Proration Time for the benefit of Existing Members. All vending machine monies received after the Closing Proration time shall be paid to the Company.

(iv) Petty Cash. Existing Members shall receive a credit at Closing for all petty cash funds and cash in the Hotel’s house banks at 100% of face value at the Closing Proration Time.

(v) Accounts Receivable. Existing Members shall retain the right to collect, and Investor and Company each hereby assign to Existing Members such right to collect, all unpaid room charges, Rental Payments, or other sums or charges owed by Tenant or guests or other Accounts Receivable on the Closing Date. Existing Members shall receive a credit of fifty percent (50%) of Account Receivables for the room night when the Closing Proration Time occurs and the Company shall be entitled to the remaining fifty percent (50%). Investor shall cooperate with Existing Members in collecting such Accounts Receivable, at no cost or expense to Investor other than any de minimis cost and expense or any cost and expense which Existing Members agree in writing to reimburse. If any Accounts Receivable are paid to Investor or Company after the Closing, Investor shall, or shall cause Company to, pay to Existing Members the amounts so received within ten (10) days after receipt of such amounts, without any commission or deduction for Investor or Company other than any such actual, out-of-pocket costs and expenses required in the collection thereof.

C. Rental Payments.

(i) Rents. All Rental Payments received by Company or Existing Members prior to Closing shall be prorated as of the Closing Proration Time. Any Rental Payments received after Closing by Existing Members or its agents shall be promptly endorsed to Company by the payee thereof and delivered to Company; if any of such Rental Payments are attributable also to the period prior to the Closing Proration Time, upon such endorsement, deposit and receipt of collected funds, the part thereof belonging to Existing Members pursuant to the terms hereof shall be promptly paid to Existing Members and the balance shall be retained by Company.

(ii) Percentage Rents. To the extent percentage rents apply to any of the Occupancy Leases, with respect to percentage rent due from any Tenant, notwithstanding the foregoing, Investor and Existing Members agree that at Closing estimated percentage rent shall be prorated for the calendar year in which the Closing occurs (even though the same may not have been collected as of the Closing) based upon the amount of percentage rent due from such Tenant for the calendar year immediately prior to the calendar year in which the Closing occurs. For proration of percentage rents, the amount attributable to the period prior to the Closing Proration Time shall be equal to (a) the aggregate amount of such percentage rents actually collected for the calendar year in which the Closing occurs multiplied by (b) a fraction, the numerator of which shall be the number of days prior to the Closing Proration Time that the applicable Tenant leases space at the Property during the calendar year in which the Closing occurs and the denominator of which shall be 365.

D. Security Deposits/Advance Rent. All cash Tenant Deposits shall be transferred to the Company at Closing. To the extent applicable, with respect to any Tenant Deposits which are letters of credit, Existing Members shall deliver to Company at the Closing such original letters of credit.

E. Utility Expenses and Deposits. Water, sewer, gas, waste fee, fire protection, electric and all other utility expenses and payments due or made with respect to the

Property shall be prorated as of the Closing Proration Time (except for those utility charges and operating expenses payable by tenants in accordance with the Occupancy Leases), based upon the utility bills for the preceding period, or, if available, the meters with respect thereto read as of Closing. Existing Members shall assign and/or transfer all utility deposits, bonds, letters of credit or other security to Company and receive a credit therefor at Closing; Company shall, to the extent necessary, notify all utilities, governmental agencies, suppliers and others providing services to the Real Property of the prospective change in ownership and operation of the Hotel. Notwithstanding the foregoing, at Existing Members’ election, any utility deposit, bond, letter of credit or other security may be released directly to Existing Members, provided that following Closing, the Company shall promptly replace the same (with each of the Existing Members and Investor funding its Pro Rata Share), if required by the applicable utility.

F. Hotel Consumables. Existing Members shall receive a credit at Closing equal to Existing Members’ Pro Rata Share of the actual cost as disclosed by Existing Members’ or Company’s books of the food and beverages (including alcoholic and non-alcoholic to the extent permitted by Law), engineering, maintenance, and housekeeping supplies (including soap and matches), stationery, printing and other supplies of all kinds (but specifically excluding any stationery, printing and other supplies with proprietary insignia or logos of the Existing Members or Existing Members’ affiliated entities) (collectively, the “Consumables”) located at the Property and used in connection with the ownership, use, operation and maintenance of the Hotel as of the Closing Date; provided, however, if no actual cost is ascertainable with respect to particular Consumables on Existing Members’ or Company’s books, the first in, first out method of valuation shall be used. The amount of such credit shall be determined by an actual inventory of all usable, unopened items of Consumables taken the day preceding the Closing Date (or such other date as the parties hereto may reasonably agree upon). Such credit shall account for (a) all unopened cases of Consumables, (b) all unopened individual items of Consumables which are a part of an opened case, but which have not been stocked in the guest rooms of the Hotel, and (c) all food and similar unused perishables usable in the ordinary course of the operation of the Hotel. Existing Members shall have no right to any credit under this Paragraph for Consumables stocked in the guest rooms of the hotel on the Closing Date.

G. Working Capital. Existing Members shall receive a credit at Closing equal to Existing Members’ Pro Rata Share of the amount of Working Capital in the Hotel accounts as of the Closing Date as disclosed by Company’s books.

H. Intentionally Deleted.

I. Trade Payables. Except to the extent an adjustment or proration is made under the foregoing subsections of this Paragraph 7, (i) Existing Members shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Hotel (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) the Company shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Company shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Existing Members and Investor shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services.

J. Intentionally Deleted.

K. Reimbursement of Rebates. Investor acknowledges that Company or Existing Members may participate in various incentive programs with various suppliers for the Hotel whereby rebates are earned by Company or Existing Members for Company’s or Existing Members’ purchase of designated goods and services from such suppliers. Investor acknowledges that Company or Existing Members may have earned credits toward a rebate prior to Closing and that after Closing, Investor may benefit from credits earned by Company or Existing Members prior to Closing. Investor therefore agrees to notify Existing Members of any rebate related to the Hotel received by, or credited to, the Company within one (1) year of the Closing Date and to cooperate with Existing Members’ inquiries into the status of any such rebates. Investor and Existing Members shall cooperate in good faith to determine which, if any, portion of such rebate is attributable to Existing Members’ or Company’s activities prior to the Closing Date, whereupon the Company shall promptly reimburse Existing Members for Existing Members’ share of each rebate. If the parties are unable to determine Existing Members’ precise share of a rebate, they shall work in good faith to equitably prorate the rebate into Investor’s and Existing Members’ shares. Investor shall make available to Existing Members all records and other data verifying each rebate and the payment thereof.

L. Other Operating Expenses. All other operating expenses of the Property, including payments due or owing under any Contracts in effect at Closing and any fees as to which periodic payments are made for applicable licenses and permits, if any, shall be prorated as of the Closing Proration Time, except that no premiums for insurance policies paid as of the Closing Date shall be prorated, and Existing Members shall be entitled to any refunds of any such premiums for such policies. Existing Members shall receive a credit for all Contract deposits or other security, if any, at Closing.

M. Reimbursable Occupancy Lease Expenses. At Closing, Investor shall reimburse Existing Members for any and all Reimbursable Occupancy Lease Expenses to the extent that the same have been paid by Company prior to Closing. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Occupancy Lease Expenses and the payment thereof.

7.2 Closing Statement and Schedules. On or before the date that is ten (10) Business Days prior to the Closing Date, Existing Members shall deliver to Investor a current draft schedule of the items and amounts to be prorated or credited as set forth in this Paragraph 7, and a draft closing statement for the Transaction. A final closing statement will be delivered to the Title Company at least one (1) Business Day prior to the Closing Date.

7.3 Reproration after Closing. The provisions of Paragraph 7.1, this Paragraph 7.3 and Paragraphs 7.4 and 7.5 below shall survive the Closing (and not be merged therein). If the actual amounts of any of the aforesaid proration items are unavailable as of the Closing Date, then such proration shall be made on the basis of an amount reasonably estimated by Investor and Existing Members at Closing and Investor and Existing Members shall thereupon reprorate such items at such times as the exact amounts for such proration items become available (but such prorations will be made within one (1) year after the Closing Date or upon such earlier date as the exact amounts for such proration become available); provided however, that no reproration adjustment shall be made if the net amount due is $1,000 or less, and provided that any request is delivered to the party from whom payment is requested on or before one (1) year after Closing. In order to enable Existing Members and Investor to determine whether any such delayed adjustment is necessary, the Company shall provide to Existing Members and Investor current operating and financial statements for the Hotel no later than six (6) months after Closing. Notwithstanding anything to the contrary in this Paragraph 7.3, Investor’s right to indemnification for Pre-Closing Tax Liabilities shall not be subject to or prejudiced by the limitations on reproration set forth in this Paragraph 7.3.

7.4 Existing Members’ Closing Costs. Existing Members shall pay the following: (a) the fees and expenses of Existing Members’ attorneys, (b) all real estate transfer Taxes (as provided in Section 7.6 below) and recording fees imposed by virtue of the Transaction, but only 20% of Taxes and recording fees related to any Financing to be obtained by the Company, to the extent the Closing occurs and such financing closes, (c) twenty percent (20%) of the costs, expenses and premiums for the Title Policy (including all examinations and reports in connection therewith, and all endorsements and reinsurance reasonably required by Investor including, without limitation, a Non-Imputation Endorsement), (d) 20% of all lenders’ fees and taxes and recording fees related to the Initial Financing to be obtained by the Company, if the Closing occurs and such financing closes or if such Closing does not occur by virtue of a default by Existing Members under this Agreement or the Amended and Restated Operating Agreement, and (e) 100% of the commission due to Broker.

7.5 Investor’s Closing Costs. Investor shall pay the following: (a) the costs of Investor’s Due Diligence, (b) the fees and expenses of Investor’s attorneys, (c) 80% of all lenders’ fees and taxes and recording fees related to the Initial Financing to be obtained by the Company, if the Closing occurs and such financing closes, or, alternatively, 100% of all lenders’ fees related to any financing if the Closing does not occur or such financing fails to close other than by virtue of a default by Existing Members under this Agreement or the Amended and Restated Operating Agreement (it being the intention of the parties hereto that this Paragraph 7.5 should not in any way be construed as limiting or modifying any provision of the Amended and Restated Operating Agreement prohibiting or otherwise restricting any such financing); (d) all escrow agent fees (if any are charged in connection with this Transaction), (e) eighty percent (80%) of the costs, expenses and premiums for the Title Policy (including all examinations and reports in connection therewith, and all endorsements and reinsurance reasonably required by Investor including, without limitation, a Non-Imputation Endorsement), and (f) the costs of any update to the Survey obtained by Investor.

7.6 Transfer Taxes. Existing Members shall pay or cause to be paid (i) all transfer taxes due to the State of New York in connection with the Closing no later than the date that is fifteen (15) days following the Closing Date and (ii) all transfer taxes due to the City of New York in connection with the Closing no later than the date that is thirty (30) days following the Closing Date. Each of Existing Members and Investor shall deliver duly completed real estate transfer tax declarations or returns, as required in the City of New York and State of New York, as applicable, in connection with payment of such transfer taxes by Existing Members within the applicable time frames set forth above. The provisions of this Paragraph shall survive the Closing (and not be merged therein) The provisions of this Paragraph shall survive the Closing (and not be merged therein).

8. Representations and Warranties.

8.1 Existing Members’ Representations and Warranties. Existing Members, as of the date of the execution of this Agreement by Existing Members, represent and warrant to Investor, and covenant with Investor, subject to the matters on the Representation Exception Schedule, as follows:

A. Organization, Power and Authority of Company.

(i) Company is duly organized, validly existing and in good standing under the Laws of the State of its organization and is, to the extent required by Law, duly qualified to do business in the State in which the Real Property is located. Company has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by the Company (i) has been duly and validly authorized by all necessary action on the part of the Company, (ii) does not conflict with or result in a violation of the organizational documents of the Company (including, as applicable, its articles of incorporation, charter or by-laws, its partnership agreement or its operating agreement), or any judgment, order or decree of any court or arbiter in any proceeding to which the Company is a party, (iii) does not conflict with or constitute a breach of, or constitute a default under, any material contract, agreement or other instrument by which the Company is bound or to which it is a party; subject to the Company and Investor entering into assumption agreements for the existing collective bargaining agreement; and (iv) does not contravene, conflict with, or result in a violation of any of the terms or requirements of any Law or judgment. A true, correct and complete copy of the Company’s Certificate of Formation and the currently effective operating agreement has been made available to Investor prior to the Effective Date.

(ii) This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and principles and to the discretion of the court before which any proceeding therefor may be brought.

B. Organization, Power and Authority of Existing Members.

(i) Each entity comprising Existing Members is duly organized, validly existing and in good standing under the Laws of the State of its organization. Existing Members has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by such parties (i) has been duly and validly authorized by all necessary action on the part of such parties, (ii) does not conflict with or result in a violation of the organizational documents of such parties (including, as applicable, its articles of incorporation, charter or by-laws, its partnership agreement or its operating agreement), or any judgment, order or decree of any court or arbiter in any proceeding to which any such party is a party, (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which any such party is bound or to which it is a party subject to the Company and Investor entering into assumption agreements for the existing collective bargaining agreement; and (iv) does not contravene, conflict with, or result in a violation of any of the terms or requirements of any Law or judgment in each case applicable to the Existing Members.

(ii) This Agreement has been duly and validly executed and delivered by each Existing Member and constitutes a legal, valid and binding agreement of each such Existing Member enforceable against such Existing Member in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and principles and to the discretion of the court before which any proceeding therefor may be brought.

C. Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Existing Members or the Company in connection with the execution and delivery of this Agreement by Existing Members and the Company or the consummation by Existing Members of the transactions that are contemplated hereby, except with respect to the Transitioning Licenses and for such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations (A) required of or by Investor or any of its affiliates or key employees or (B) which have been or will be obtained prior to Closing, subject to cooperation of the parties to this Agreement.

D. The Interest. Existing Members are, and BOC and Resources have been at all times since the formation of the Company until transfer of the Membership Interests to the New Subsidiaries as contemplated herein, the sole owners of record and beneficially of all issued and outstanding Membership Interests, no other Person owns or holds any Membership Interest or other equity interest in the Company, including, without limitation, an economic interest in Company, an interest in the profits or losses of Company, an interest in the right to affect the management of Company or an interest in the right to receive distributions from Company, except in each case the direct and indirect shareholders, members, partners or other beneficial owners of Existing Members by virtue of their direct or indirect ownership interests in Existing Members. The issued and outstanding Membership Interests are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free of preemptive rights, and (iii) owned (legally and beneficially) by Existing Members, free and clear of any and all Liens, claims and encumbrances of any kind and nature whatsoever, including, without limitation, any restrictions on the right to vote, sell or otherwise dispose of such membership interest. Existing Members have not previously assigned, transferred or encumbered the Interest. Other than pursuant to this Agreement, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Company to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests or other securities (whether or not such securities have voting rights) of Company. Other than pursuant to this Agreement and the Amended and Restated Operating Agreement, there are no shareholder agreements, voting agreements, management agreements, proxies or other similar agreements or understandings, whether written or oral, with respect to any direct equity interest in Company (including any Membership Interest).

E. Company Activities Since Formation. Since its formation, the Company has not (a) engaged in any business other than the ownership of the Property (other than the BOC Property), (b) owned any assets other than the fee estate and subordinate leasehold terms and estates in the Property and any proceeds derived therefrom, other than the Receivable to be acquired at Closing; (c) incurred any indebtedness or other identifiable liabilities that remain outstanding other than (i) real property taxes and similar taxes; (ii) the Payable, (iii) in connection with the Planned Renovation and (iv) any other amounts for which Existing Members are responsible pursuant to Article 7 of this Agreement incurred in the ordinary course of business.

F. Financial Statements. The Data Room contains (i) a copy of the audited financial statements for BOC for the twelve (12) month periods ending on each of December 31, 2010 and December 31, 2011 (the “BOC Statements”), and (ii) the unaudited financial statements for Hotel operations the period commencing January 1, 2013 through September 30, 2013 (the “Year to Date Hotel Statements”) (both collectively, the “Financial Information”). Except as noted therein, the BOC Statements were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly presents in all material respects the financial position of the entity as of the respective dates and the results of its operations for the periods presented. Except as noted therein, the Year to Date Hotel Statements were prepared in accordance with GAAP (if from Sbase) or IFRS (if from Peoplesoft) (except as may be indicated in the notes to such financial statements) and, to Existing Members’ Knowledge, fairly present in all material respects the financial position of the applicable entity as of the respective dates and the results of its operations for the periods presented.

G. No Undisclosed Liabilities. Except for (i) Liabilities reflected or reserved against in the BOC Statements or the notes thereto, (ii) Excluded Liabilities, (iii) Liabilities incurred in the ordinary course of business, (iv) Liabilities that are not Assumed Liabilities and (v) Liabilities that would not reasonably be expected to have a Material Adverse Effect, to Existing Members’ Knowledge, there are no Liabilities with respect to the operation and support of the business located at the Property that would have been required to be reflected in, reserved against or otherwise described in the BOC Statements or the notes thereto in accordance with GAAP.

H. Labor Matters. Exhibit S attached hereto sets forth a true and correct list of (i) all collective bargaining agreements to which the Existing Members, Manager or the Company is a party related to the Hotel; provided that side letters associated with grievances and work rules related to the collective bargaining agreement are not listed, though Investor has been provided the opportunity to access such items, to the extent in the Company’s possession; and, as a matter of course, the foregoing exhibit does not include unwritten work practices and grievance settlements; and (ii) all written employment or severance agreements (other than the collective bargaining agreements) to which either the Existing Members, Manager or the Company is a party with respect to any employee at the Hotel and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. As clarification, employees may be subject to company policies regarding severance which may not be in written employment agreements. Except as disclosed on the Representation Exception Schedule, neither the Existing Members, Manager nor the Company has entered into any severance or similar arrangement in respect of any current or former employee of the Existing Members, Manager or the Company that will result in any obligation (absolute or contingent) of the Investor or the Company to make any payment to any current or former employee of the Existing Members, Manager nor the Company following termination of employment or upon the consummation of the Transaction. Except as disclosed on the Representation Exception Schedule, as of the date hereof, except as disclosed in reasonable detail in writing by the Existing Members to the Investor prior to the Closing Date, there are no written notices delivered to the Company or the Existing Partners for representation, arbitration proceedings, labor strikes, or stoppages, or other labor disputes pending in a court or arbitration, and during the past five years related to the Hotel, neither the Existing Members, Manager nor the Company has experienced any strike, work stoppage, lockup, slow-down or other material labor dispute or any attempt by organized labor to cause the Existing Members, Manager or the Company to recognize at the Hotel any union or collective bargaining units not previously recognized.

I. Employee Benefits.

(i) The Representation Exception Schedule sets forth a complete and accurate list of each Benefit Plan that is not a Multiemployer Pension Plan and each Benefit Agreement. The summaries and other documents relating to such Benefit Plans and Benefit Agreements provided in the Data Room or otherwise provided to Investor prior to the data hereof are materially true and correct.

(ii) No Benefit Plan or Benefit Agreement is subject to the Laws of any jurisdiction outside of the United States.

J. No Bankruptcy. Neither the Existing Members nor the Company has (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

K. Taxes.

(i) All Tax Returns required to be filed by or with respect to the Company, the Existing Members (insofar as related to the Property or the operation of the Property), the Property and the operation of the Property since January 1, 2007 have been timely filed (or caused to be filed) with the appropriate Tax Authority, with the exception of any Commercial Rent Tax Return, which Existing Members have disclosed has not been filed as set forth on the Representation Exception Schedule (including specified years and jurisdictions). All such Tax Returns are true, correct and complete in all material respects. Neither the Company nor the Existing Members (insofar as related to the Property or the operation of the Hotel) is currently the beneficiary of any extension of time to file any Tax Return, other than an extension automatically granted by a Tax Authority. The Company and the Existing Members, as applicable, have made available to Investor true, correct and complete copies of all Tax Returns filed by the Company.

(ii) All material Taxes due and payable by or with respect to the Company, the Property and the operation of the Hotel (whether or not shown on any Tax Return) since January 1, 2007 have been paid. All material Taxes that the Company or an Existing Member (insofar as related to the Property or the operation of the Hotel) was required to withhold or collect for payment by applicable Tax Law since January 1, 2007 have in all material respects been withheld, collected and timely paid to the applicable Tax Authority or, if not yet due and payable, have been accrued as a current liability on the books of the Company or the Existing Member, as applicable, and are being held in an account for remittance in accordance with applicable Tax Law. Notwithstanding the foregoing, to the extent a statement in this Section 8.K(ii) is not correct as of the Closing Date, Existing Members may cure such misstatement by paying such Tax or establishing a reasonable escrow arrangement as security for the Existing Members’ obligation to indemnify the Company for any such Tax hereunder, and if such misstatement is so effectively cured, Investor shall not have the right to terminate this Agreement as a result of the breach of the representations set forth in this Section 8.K(ii).

(iii) No Tax deficiencies or adjustments have been claimed, proposed or assessed in writing or, to the Existing Members’ Knowledge, have been threatened by a Tax Authority against the Company or an Existing Member (insofar as related to the Property or the operation of the Hotel), in each case, that remain outstanding or otherwise unsettled. No audits or examinations or other administrative or judicial proceedings are ongoing, pending or scheduled or, to the Existing Members’ Knowledge, have been threatened by a Tax Authority since January 1, 2007, with respect to any Taxes or Tax Returns of the Company or an Existing Member (insofar as related to the Property or the operation of the Hotel). Neither the Company nor the Existing Members (insofar as related to the Property or the operation of the Hotel) has waived or entered into any agreement to extend any statute of limitation with respect to its Taxes or Tax Returns that remains effective or has otherwise not yet expired, other than in connection with an automatic extension of time to file any Tax Return. Since January 1, 2007, no written claim has been made against the Company or an Existing Member (insofar as related to the Property or the operation of the Hotel) by a Tax Authority in a jurisdiction where such entity does not file a Tax Return or pay Taxes asserting that such entity (or any of its members or partners, as applicable) is or may be subject to Tax by such jurisdiction.

(iv) Neither the Company nor any Existing Member (insofar as related to the Property or the operation of the Property) is a party to any Tax sharing, Tax indemnification, Tax allocation or other similar Tax agreement or arrangement. The Company has no liability for Taxes of any other Person as a transferee or successor, pursuant to Law, by Contract, or otherwise.

(v) There are no outstanding rulings or outstanding requests for rulings from any Tax Authority with respect to the Company, an Existing Member (insofar as related to the Property or the operation of the Property), the Property or the operation of the Property that will be binding on the Company after Closing. The transactions contemplated by this Agreement will not terminate any Tax incentive, holiday or abatement for the Company, the Property or the operation of the Hotel, including, for the avoidance of doubt, any property tax exemption, exclusion or other similar incentive.

(vi) For U.S. federal and applicable state income Tax purposes, the Company has been properly classified and treated as a partnership at all times since its formation. No election has been made under Treasury Regulation § 301.7701-3 (or any comparable provision of state or local Law) to classify the Company as a corporation for income Tax purposes.

(vii) Neither the Company nor Investor will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Year as a result of: (i) a change in method of accounting of the Company during a Pre-Closing Tax Year; (ii) any written agreement with a Tax Authority, including a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local Tax Law), entered into by the Company or an Existing Member or its affiliates prior to the Closing Date; (iii) any installment sale or open transaction disposition made by the Company or an Existing Member or its affiliates prior to the Closing Date; (iv) any prepaid amounts received by the Company or an Existing Member or its affiliates prior the Closing Date; or (iv) any election under Section 108(i) of the Code made by the Company or an Existing Member or its affiliates prior to the Closing Date.

(viii) The Company has not engaged in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) or as similarly defined under applicable state Tax Law.

L. Absence of Certain Changes or Events.

(i) Except as set forth on the Representation Exception Schedule, since the Balance Sheet Date and prior to the date of this Agreement, the business of the Company has been conducted in all material respects in the ordinary course consistent with past practice, except in connection with the Transaction and the Preparatory Restructuring.

(ii) Without limiting the generality of the foregoing Paragraph 8.1.L(i), since the Balance Sheet Date and prior to the date of this Agreement, other than as set forth on the Representations Exception Schedule, there has not been (except in connection with the Transaction and the Preparatory Restructuring):

(a) any amendment or change in the Company’s organizational or governing documents;

(b) any declaration, setting aside or payment of any non-cash dividend, distribution or capital return in respect of any shares of the Company’s equity interests or any redemption, purchase or other acquisition by the Company any shares of the Company’s equity interests; or

(c) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any assets of the Company or the Property, except in the ordinary course of business consistent with past practice to Persons who are not affiliates of the Existing Members, the Company or their respective affiliates; or

(d) any agreement to take any actions specified in this Paragraph 8.1.L(ii).

(iii) Without limiting the generality of the foregoing Paragraph 8.1.L(i) and (ii), since the Balance Sheet Date and prior to the date of this Agreement, other than as set forth on the Representations Exception Schedule, there has not been (except in connection with the Transaction and the Preparatory Restructuring):

(a) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company of any corporation, partnership or other business organization or division thereof or any equity interest therein;

(b) any incurrence of, or guarantee with respect to, or provision of credit support for, any indebtedness for borrowed money by the Company;

(c) any loan, advance or capital contribution made by the Company to, or investment in, any Person; or

(d) any agreement to take any actions specified in this Paragraph 8.1.L(c), except for this Agreement.

M. OFAC.

(i) Each Existing Member represents and warrants that it is in material compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, self-regulatory organization (“SRO”) or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(ii) Each Existing Member represents and warrants that neither: (i) any Affiliate of such Existing Member nor any Person Controlled by such Existing Member or any Affiliate of such Existing Member; nor (ii) to the best of knowledge of such Existing Member, after making due inquiry, any Person who owns a Controlling interest in or otherwise Controls such Existing Member; nor (iii) to the best of knowledge of such

Existing Member, after making due inquiry, if such Existing Member is a privately held entity, any person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in such Existing Member; nor (iv) any Person for whom such Existing Member is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(iii) Each Existing Member represents and warrants that, unless disclosed in writing on the date hereof; it is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that it is not Controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to the best of such Existing Member’s knowledge, after making due inquiry, none of the direct or indirect owners of such Existing Member (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(iv) Each Existing Member agrees that, upon receiving a request from Investor, such Existing Member shall provide information reasonably required by Investor to confirm that the foregoing representations, warranties and covenants continue to be true and to comply with all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders. Each Existing Member consents to the disclosure to U.S. regulators and law enforcement authorities by Investor and its Affiliates of such information about such Existing Member that Investor reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations, and executive orders.

(v) Each Existing Member agrees to notify Investor promptly if there is any change with respect to the representations provided herein.

(vi) Notwithstanding the foregoing, Existing Members make no representation or warranty with respect to, and the foregoing provisions of this Paragraph 8.1.M shall not be deemed or otherwise construed to apply with respect to, any holder of the issued and outstanding shares of stock of InterContinental Hotels Group, PLC, and any successor thereto by way of merger or sale of all or substantially all assets (“IHG Control Party”), which is a publicly traded company, or interests in any entity that is not Controlled, directly or indirectly, by IHG Control Party.

N. Title to Real and Personal Property.

(i) Neither Company nor Existing Members has entered into any currently effective agreement to sell or dispose of all or any portion of its interest in and to the Interest or the Property. To the Existing Members’ Knowledge, here are no unrecorded outstanding options or rights of first refusal or first offer to purchase the Real Property, or any portion thereof material to the operation of the Property. Except as disclosed in the

Title Commitment, the Personal Property is free and clear of Liens, security interests and other encumbrances, except the Permitted Title Exceptions.

(ii) As of the Closing, all BOC Property (other than any Excluded Property), together with any and all other real or personal property used to operate the Hotel will have been contributed to the Company.

O. Occupancy Leases.

(i) Tenants. As of the Effective Date, the only tenants under signed Occupancy Leases at the Property are the tenants listed in Exhibit F attached hereto and incorporated herein by this reference; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Existing Members of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Existing Members may not be aware, but to Existing Members’ Knowledge, only the tenants list on Exhibit F are the only parties in possession or premises demised under Occupancy Leases, and nor does Existing Members represent or warrant that any particular Occupancy Lease or Occupancy Leases will be in force or effect on the Closing Date or that the Tenants will have performed their obligations thereunder.

(ii) Occupancy Lease Defaults. As of the Effective Date, except for defaults cured on or before the date hereof, neither Existing Members nor Company has to Existing Members’ Knowledge, (1) received any written notice from any tenant of the Property asserting or alleging that Company is in default under such tenant’s Occupancy Lease, nor (2) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Occupancy Lease.

(iii) Title. No rents or Occupancy Leases have been assigned, transferred or hypothecated by Existing Members or Company except as set forth in the list of Contracts attached hereto as Exhibit H with respect to any surviving leasing commission agreements with respect to the Property.

P. Contracts. As of the Effective Date, except for (i) the Contracts listed in Exhibit H attached hereto, and (ii) the Permitted Title Exceptions, neither Existing Members nor Company has entered into any Material Contracts that will be binding upon Investor after the Closing. Copies of the Material Contracts as of the Effective Date have been made available to Investor. Each Material Contract is valid and binding upon the Company or the Existing Members, as applicable and, to Existing Members’ Knowledge, all other parties thereto, and there is no breach or violation by Existing Members or the Company of, or default by Existing Members or the Company under, the Material Contracts to which it is a party (and no event has occurred with respect to Existing Members or the Company which, with notice or lapse of time or both, would constitute a breach or violation by Existing Members or the Company of, or default by Existing Members or the Company under, the Material Contracts to which it is a party) and, to Existing Members’ and the Company’s Knowledge, there is no breach or violation by any other Person of, or default by any other Person under, the Material Contracts, in each case under this sentence, except for failures to be valid and binding, or breaches, violations or defaults, that would not reasonably be expected to have a Material Adverse Effect.

Q. Legal Proceedings. Except as set forth on Exhibit L, there is no current, pending or threatened Legal Proceeding against Company or Existing Members (including, but not limited to, condemnation proceedings against the Property) of which Company or Existing Members has Knowledge or has received written notice. No petition has been filed by Company or Existing Members, nor has Company or Existing Members received written notice or have Knowledge of any petition filed against Company or Existing Members, under the Federal Bankruptcy Code or any similar state or federal Law.

R. Special Assessments and Exactions. Except as disclosed in the Title Commitment, as of the Effective Date, neither Existing Members nor Company has, to Existing Members’ Knowledge, received any written notice from any Governmental Entity that any special assessments are pending, noted or levied against the Property.

S. Environmental Matters. Except for matters expressly identified as material concerns in the Phase I Environmental Site Assessment, dated October 31, 2013, performed by Cardno ATC and delivered to Investor, and to Existing Members’ Knowledge:

(i) Neither the Company nor any Existing Member has received written notice of any violation with respect to the Property alleging material noncompliance with or material liability under any Environmental Law during the previous five (5) years.

(ii) There are no pending or, to the Knowledge of Existing Members, written notice received by the Company or Existing Members of threatened material claims or Legal Proceedings against the Property, Existing Members or the Company with respect to the Property alleging material noncompliance with or material liability under any Environmental Law.

(iii) There has been no receipt of written notice by the Company or Existing Members that an investigation is pending or threatened against the Property, the Existing Members or the Company with respect to the Property relating to a material Release of Hazardous Materials or any material noncompliance with Environmental Laws.

(iv) There have been no Releases of Hazardous Materials by Existing Members (nor has any Existing Member knowingly allowed any other Person on the Property to cause Hazardous Materials to be Released) at, on or under the Property of types or in quantities or locations that would reasonably be expected to require the owner or operator of the Property to either report any Governmental Entities of such Release or to undertake any investigation or remedial action pursuant to Environmental Law.

(v) There are no Hazardous Materials stored, used, handled, manufactured, generated or otherwise located at, in, on or under the Property by Existing Members or transported to or from the Property by Existing Members (nor has any Existing Member knowingly allowed any other Person on the Property to perform such actions) except for such quantities and types of Hazardous Materials reasonably required for the construction, operation or maintenance of the Property and that are stored, used, handled, manufactured, generated, located or transported in compliance with Environmental Laws.

T. Permits; Compliance with Laws. To Existing Members’ Knowledge, no material permit, registration, license or approvals of any Governmental Entities necessary to conduct the business and operations at the Hotel as presently conducted (the “Existing Permits”), has been revoked, suspended or terminated in the three (3) year period prior to the Effective Date except where such revocation, suspension or termination would not reasonably be expected to have a Material Adverse Effect. To Existing Members’ Knowledge, (i) no event has occurred which permits or is reasonably likely to result in, or upon the giving of notice or passage of time, or both, would permit or would be reasonably likely to result in, and (ii) except with respect to the Transitioning Licenses, the execution, delivery and performance of this Agreement by the Company and the Existing Members is not reasonably likely to result in: revocation, non-renewal, suspension or termination of any Existing Permit that currently is in effect, except where such revocation, non-renewal, modification, suspension, limitation or termination would not reasonably be expected to have a material adverse effect on the operation of the Property. Neither Existing Members nor the Company nor the Property has, in the period of five (5) years prior to the Effective Date, been subject to any violation of any Laws in connection with the business conducted at the Property which resulted in the closure of the Hotel lobby or more than 10% of the Hotel’s guest rooms and/or resulted in fines for such individual violation being levied against the Hotel, the Property, the Company or any Existing Member in excess of $100,000.

U. Condemnation Proceedings. There are no pending or, to Existing Members’ Knowledge, threatened judicial proceedings seeking to condemn the Property or any part thereof. Neither the Company nor the Existing Members have entered into any agreement in lieu of condemnation therefor.

V. Insurance. The Existing Members have made available to the Investor prior to the Effective Date a true and correct copy of insurance certificates for each insurance policy listed in Exhibit R attached hereto.

8.2 Existing Members’ Warranties Deemed Modified; Right to Update for Changes during Interim Period. Because Investor is relying on Investor’s own Due Diligence, to the extent that Investor has Actual Knowledge prior to the Closing that Existing Members’ Warranties are inaccurate, untrue or incorrect in any way, such Existing Members’ Warranties shall be deemed modified to reflect Investor’s Actual Knowledge. Existing Members shall update Existing Members’ Warranties as of the Closing Date in the Existing Members’ Reaffirmation. Further, in no event shall Existing Members be liable to Investor for, or be deemed to be in default hereunder by reason of, any update of Existing Members’ Warranties which results from any change that (i) occurs during the Interim Period and (ii) (x) is expressly permitted under the terms of this Agreement or (y) is beyond the reasonable control of Existing Members to prevent or (z) involves an allegation or action by a third party arising during the Interim Period which would not result in a Material Adverse Effect, and is subject to indemnification by Existing Members herein, then for each of the foregoing (ii)(x), (y) or (z), the occurrence of such change shall not constitute the non-fulfillment of the condition set forth in Paragraph 10.1.A.; provided, however, that the update of any of Existing Members’ Warranties which results from the occurrence of a change during the Interim Period which is not permitted hereunder shall, to the extent such change does not qualify under (ii)(x), (y) or (z) herein and is material (as defined in Paragraph 8.3), constitute the non-fulfillment of the condition set forth in Paragraph 10.1.A. (unless Investor had Actual Knowledge of such change, or was advised by Existing Members of such change, prior to the Closing Date, in which event the provisions of Paragraph 8.3 shall apply); if, despite changes or other matters described in Existing Members’ Reaffirmation, the Closing occurs, Existing Members’ Warranties set forth in this Agreement shall be deemed to have been modified by all statements made in Existing Members’ Reaffirmation. For purposes of this Agreement, “Actual Knowledge” shall refer only to the actual knowledge of Fady Bakhos and Zaki Guiziri without duty to investigate the matters to which such knowledge, or absence of knowledge, pertains.

8.3 Claims of Breach Prior To Closing. If at or prior to the Closing, Existing Members obtains Knowledge that any Existing Members’ Warranty is untrue, inaccurate or incorrect in any material respect as of the date made, Existing Members shall give Investor written notice thereof within ten (10) Business Days of obtaining such Knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Investor or any Investor’s Representative obtains Actual Knowledge that any Existing Members’ Warranty is untrue, inaccurate or incorrect in any material respect as of the date made, Investor shall give Existing Members written notice thereof within ten (10) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Existing Members shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen (15) days) to attempt such cure. If Investor fails to notify Existing Members within ten (10) Business Days of obtaining knowledge (or, if earlier, prior to the Closing) that any Existing Members’ Warranty is untrue, inaccurate or incorrect as of the date made, then Investor shall be deemed to waive such misrepresentation or breach of warranty. If any Existing Members’ Warranty is untrue, inaccurate or incorrect in any material respect as of the date made, and Existing Members are unable to so cure such misrepresentation or breach, then Investor, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the Transaction without any reduction of or credit against the Investor Capital Contribution, or (b) to Terminate this Agreement by written notice given to Existing Members on the Closing Date, in which event any Deposit shall be returned to Investor. If any of Existing Members’ Warranties are untrue, inaccurate or incorrect but are not untrue, inaccurate or incorrect in any material respect, Investor shall be deemed to waive such misrepresentation or breach of warranty, and Investor shall be required to consummate the Transaction without any reduction of or credit against the Investor Capital Contribution. The untruth, inaccuracy or incorrectness of Existing Members’ Warranties shall be deemed material only if Investor’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Existing Members’ Warranties are reasonably estimated to exceed $150,000.

8.4 Survival and Limits On Investor’s Claims. The Limited Existing Members’ Warranties shall survive the Closing and not be merged therein for a period of twelve (12) months and Existing Members shall only be liable to Investor hereunder for a breach of the Limited Existing Members’ Warranties made herein or in any of the documents executed by Existing Members at the Closing with respect to which a claim is made by Investor against Existing Members in writing and a proceeding commenced on or before the date that is the one year anniversary of the Closing Date. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Existing Members for breaches of the

Limited Existing Members’ Warranties shall be subject to Existing Members’ Liability Limit. Notwithstanding the foregoing, however, if the Closing occurs, Investor hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Existing Members for damages that Investor may incur, or to rescind this Agreement and the Transaction, as the result of any of Existing Members’ Warranties being untrue, inaccurate or incorrect if (a) Investor had Actual Knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing (Investor’s remedy being as set forth in Paragraph 8.3), or (b) Investor’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $150,000.

8.5 Investor’s Representations and Warranties. Investor, as of the date of the execution of this Agreement by Investor, represents and warrants to Existing Members as follows, and as a condition precedent to Existing Members’ obligation to consummate the Transaction at Closing pursuant to the terms of this Agreement, the following representations of Investor shall be true and correct in all material respects as of the Closing Date:

A. Organization, Power and Authority.

(i) Investor is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the state of its organization, is, or will by the Closing Date be, to the extent required by Law, duly qualified to do business in the State in which the Real Property is located and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Investor has the full power and authority to enter into this Agreement and the execution and delivery of this Agreement by Investor (i) has been duly and validly authorized by all necessary action on the part of Investor, (ii) does not conflict with or result in a violation of Investor’s Articles of Incorporation or By-Laws or any judgment, order or decree of any court or arbiter in any proceeding to which Investor is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Investor is bound or to which it is a party. There are no Legal Proceedings filed or served against Investor or, to Investor’s Actual Knowledge, otherwise pending or threatened the outcome of which would be reasonably likely to adversely affect Investor’s ability to purchase the Interest or otherwise perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly executed and delivered by Investor and constitutes a legal, valid and binding agreement of Investor enforceable against Investor in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and principles and to the discretion of the court before which any proceeding therefor may be brought.

B. No Bankruptcy. Investor has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

C. OFAC.

(i) Investor represents and warrants that it is in material compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(ii) Investor represents and warrants that neither: (i) any Affiliate of such Investor nor any Person Controlled by such Investor or any Affiliate of such Investor; nor (ii) to the best of knowledge of such Investor, after making due inquiry, any Person who owns a Controlling interest in or otherwise Controls such Investor; nor (iii) to the best of knowledge of such Investor, after making due inquiry, if such Investor is a privately held entity, any person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in such Investor; nor (iv) any Person for whom such Investor is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(iii) Investor represents and warrants that, unless disclosed in writing on the date hereof; it is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that it is not Controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to the best of such Investor’s knowledge, after making due inquiry, none of the direct or indirect owners of such Investor (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(iv) Investor agrees that, upon receiving a request from Existing Members, Investor shall provide information reasonably required by Existing Members to confirm that the foregoing representations, warranties and covenants continue to be true and to comply with all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders. Investor consents to the disclosure to U.S. regulators and law enforcement authorities by Existing Members and their Affiliates of such information about Investor that Existing Members reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations, and executive orders.

(v) Investor agrees to notify Existing Members promptly if there is any change with respect to the representations provided herein.

D. United Kingdom, European Union and United Nations Anti-Terrorism, Anti-Bribery and Trade Sanctions Compliance.

(i) For the purposes of this Paragraph 8.5.D, “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any national, provincial, state, county or municipal government or any bureau, office, department or agency thereof and any fiduciary acting in an agency capacity on behalf of any of the foregoing.

(ii) For purposes of this Paragraph 8.5.D, “Prohibited Person” means any person identified by Her Majesty’s Treasury of the United Kingdom (“UK”), the Office of Foreign Assets Control of the Department of the Treasury of the United States (“US”), the European Union (“EU”) or the United Nations (“UN”) (collectively, “Sanctioning Bodies”) or any other Person with whom any Existing Member, or any of its affiliated companies, are prohibited from transacting business.

(iii) Investor represents, warrants and covenants that neither it nor any Person having a direct or indirect ownership interest in Investor, nor any Person associated with Investor:

(iv) is directly or indirectly owned or controlled by the government of any nation subject to trade sanctions or embargoes imposed by any of the Sanctioning Bodies;

(v) is acting on behalf of any government of any nation subject to trade sanctions or embargoes imposed by any of the Sanctioning Bodies,

(vi) has been or is now identified by any of the Sanctioning Bodies as a Prohibited Person;

(vii) has been or is now in violation of any applicable law relating to anti-money laundering, anti-terrorism, anti-bribery, trade sanctions or embargoes, including without limitation the UK Bribery Act 2010, the US Foreign Corrupt Practices Act, the US Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“US Patriot Act”) and related regulations and executive orders related to the foregoing laws (the “Relevant Laws”); and

(viii) has engaged in, or now engages in, or has been convicted of fraud, corruption, bribery, money laundering, narcotics, terrorism, illegal immigration, human trafficking or other similar criminal offenses.

For the purposes of this Paragraph 8.5.D, whether a Person is “associated with Investor” must be determined with reference to the Relevant Laws, specifically the UK Bribery

Act 2010 and accompanying guidance from the UK Ministry of Justice; but, whether a Person is “associated with Investor Existing Member” includes, but is not limited to, any authorized agent of Investor Existing Member.

E. ERISA. Investor is not an employee benefit plan as defined in Section 3(3) of ERISA. Investor is not funding the Investor Capital Contribution with assets that constitute “plan assets” within the meaning of the plan asset regulations promulgated by the U.S. Department of Labor at 29 C.F.R. 2510.3-101 et seq., as amended or modified from time to time.

F. Survival. The Investor Warranties shall survive the Closing (and not be merged therein) indefinitely.

G. Investor Structure. Investor has previously provided to Existing Members a true, correct and complete description of the ownership structure of Investor.

8.6 Leases, Baggage and Safe Deposit Boxes.

A. Contracts and Occupancy Leases. All Contracts and Occupancy Leases shall remain with Company at Closing (or, to the extent held by BOC, shall be transferred by BOC to Company at or prior to the Closing), and all such Contracts and Occupancy Leases shall be deemed approved by Investor.

B. Guest Baggage. All baggage of Hotel guests which has been checked with or left in the care of Company shall be inventoried, sealed and tagged jointly by Existing Members and Investor immediately after the Closing Date. The Company hereby indemnifies Investor (to the extent of the Interest) against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Existing Members prior to the Closing Date.

C. Safe Deposit Boxes. Any property in safe deposit boxes as of the Closing Date (whether or not so recorded) shall continue to be the responsibility of Company.

D. Survival. The provisions of this Paragraph shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

9. Casualty and Condemnation. If after the Effective Date and prior to the Closing Date, any portion of the improvements is materially damaged or destroyed by fire or other casualty, or there shall be commenced or instituted against the Property any Condemnation Proceeding, Existing Members shall promptly give written notice of such event to Investor, and the following provisions shall apply notwithstanding the contrary terms of any applicable Laws with respect to the subject matter of this Paragraph 9:

9.1 Major Event. If such damage or destruction occurring after the Effective Date and prior to the Closing Date results in a casualty loss in excess of Ten Million and no/100 Dollars ($10,000,000.00), as reasonably determined by Existing Members, or if such Condemnation Proceeding would result in the taking of a portion of the Property worth in excess of Ten Million and no/100 Dollars ($10,000,000.00), as reasonably determined by Existing Members, then Investor and Existing Members shall each have the right to Terminate this Agreement by written notice given to Existing Members or Investor, as applicable, given no later than ten (10) Business Days after the giving of Existing Members’ notice of such event, in which event, upon the effective date of such Termination, any Deposit shall be returned to Investor, and the Closing Date shall be extended, if necessary, to provide sufficient time for Investor to make such election within the aforementioned ten (10) Business Day period. The failure by Investor or Existing Members to so elect in writing to Terminate this Agreement within such period shall be deemed an election not to Terminate this Agreement.

9.2 Closing Despite Casualty/Condemnation. If a casualty or Condemnation Proceeding occurs and either Investor or Existing Members shall not as provided herein, or neither Investor or Existing Members has the right to, Terminate this Agreement on account thereof, then the parties shall proceed to Closing without adjustment of the Investor Capital Contribution on account of such casualty or Condemnation Proceeding except as expressly provided in this Paragraph 9.2 and (a) Existing Members shall assign to the Company at Closing all their rights to all awards or insurance proceeds with respect to such casualty or Condemnation Proceeding (except for business interruption coverage with respect to Rental Payments, income from Bookings and any other income prior to Closing); (b) Existing Members shall provide a credit at Closing equal to Investor’s Pro Rata Share of (i) all proceeds previously paid to Existing Members with respect to such casualty or, with respect to a Condemnation Proceeding, all awards previously paid to Existing Members with respect to such Condemnation Proceeding, less (ii) an amount equal to the sum of (A) the actual out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Existing Members in connection with such casualty or Condemnation Proceeding, (B) any portion of any Condemnation Proceeding award that is allocable to loss of use of the Property prior to Closing, and the proceeds of any rental loss, business interruption or similar insurance to the extent allocable to the period prior to the Closing Date, and (C) the reasonable and actual out-of-pocket costs incurred by Existing Members in stabilizing and/or repairing the Property following a casualty (and to the extent the sum of the items in (ii) is greater than the items in (i), Investor shall pay Investor’s Pro Rata Share of such excess to Existing Members within one (1) Business Day after receipt of such awards or proceeds after Closing) and (c) any actual out-of-pocket costs or expenses in connection with the restoration of the Property as a result of such casualty or Condemnation Proceeding shall be treated as a Company Cost Overrun pursuant to the terms of the Amended and Restated Operating Agreement.

10. Other Conditions to Closing. The obligation of Investor, Company and Existing Members to close the Transaction shall be further subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Paragraph. In the event that any of the conditions precedent set forth in this Paragraph fail to be satisfied as of the scheduled Closing Date, the Closing shall be adjourned for a maximum of fifteen (15) days thereafter or such longer grace period specified therefor in the other provisions of this Agreement, and upon expiration of said fifteen (15) day or longer period, Investor (in the case of failure of the conditions precedent set forth in Paragraph 10.1) or Existing Members (in the case of failure of the conditions precedent set forth in Paragraph 10.2) may thereafter until such condition precedent is satisfied, as their sole remedy for such failure except to the extent the other provisions of this Agreement provide for additional or alternative remedies, Terminate this Agreement (whereupon, in the case of failure of the conditions precedent set forth in Paragraph 10.1, the Deposit shall be returned to Investor).

10.1 Conditions to Investor’s Obligations. The conditions precedent to Investor’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Investor in writing, at its sole option:

A. Representations. Aside from ministerial corrections that have no substantive effect on the veracity of the Existing Members’ Warranties, subject to Paragraphs 8.2 and 8.3, Existing Members’ Warranties shall be true and correct on and as of the Closing Date as if made on and as of such date except to the extent that they expressly relate to an earlier date;

B. Contribution of Leaseback. BOC shall have contributed the Leaseback to the Company by entering into an assignment of the Leaseback to the Company effective upon or prior to the Closing (the “Leaseback Contribution”);

C. Payable and Receivable. The structuring of the Payable and the Receivable as contemplated by Schedule 6 shall have been consummated;

D. Management Agreement. Company, as Owner, and Manager, as Manager, shall have entered into the Management Agreement as described in Paragraph 6.2, effective upon or prior to the Closing;

E. Contribution of BOC Property. BOC shall have contributed to the Company, to the extent transferrable, the BOC Property, except the Excluded Property which shall be retained by BOC, such contribution to be effective upon or prior to the Closing;

F. Title Policy. At Closing, Company shall have such title to the Real Property as will enable the Title Company (or, if the Title Company so refuses to issue, such other title insurance company selected by Investor being one of the following: Fidelity or First American) to issue the Title Policy (or a signed specimen or proforma policy thereof or “marked” title commitment) subject only to the Permitted Title Exceptions and consistent with Paragraph 4.3 hereof with customary endorsements thereto including, without limitation, a Non-Imputation Endorsement;

G. No Material Adverse Effect. Since the date of this Agreement, there has not occurred any event, change, development, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

H. No Injunctions. No Governmental Entity of competent jurisdiction shall have initiated any action seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder, provided, however, that in the event such action is initiated, the condition precedent set forth in this clause H shall be deemed satisfied if such action is dismissed or withdrawn.

I. Existing Members Compliance. Existing Members shall have performed all of the material covenants, undertakings and obligations to be performed or complied with by

Existing Members at or prior to the Closing, including delivery of the Closing Documents required to be delivered by Existing Members pursuant to Paragraph 6.2.

J. Transfer to New Subsidiaries. BOC and Resources shall have contributed the Membership Interests to the New Subsidiaries. Upon such contribution, the parties agree that the New Subsidiaries shall automatically be substituted as the Existing Members for all purposes under this Agreement effective as of the Effective Date; provided, however, following the date of any such substitution, BOC and Resources shall continue to remain jointly and severally liable for any and all liability and obligations of Existing Members under this Agreement.

K. Other Restructuring Steps. The restructuring steps as described in the memorandum attached as Schedule 6 shall have been consummated; provided, however, that (i) in no event shall the consummation of any third party financing be a condition precedent to either party’s obligations at Closing and (ii) the steps described in paragraph number 5 of the Section entitled “PRE-CONTRIBUTION STEPS WITH $150M NON-RECOURSE FINANCING” and paragraph number 6 of the Section entitled “PRE-CONTRIBUTION STEPS WITH NO OUTSIDE FINANCING” of the memorandum attached as Schedule 6 are intended to occur at Closing but not as a condition precedent to either party’s obligations at Closing.

10.2 Conditions to Existing Members’ and Company’s Obligations. The conditions precedent to Existing Members’ obligations at Closing and to Company’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Existing Members and Company in writing, at their sole option:

A. Representations. Investor’s Warranties set forth in Paragraph 8.5, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date except to the extent that they expressly relate to an earlier date;

B. No Injunctions. No Governmental Entity of competent jurisdiction shall have initiated any action seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder; and

C. Investor Compliance. Investor shall have performed all of the material covenants, undertakings and obligations to be performed or complied with by Investor at or prior to the Closing, including, without limitation, delivery of the Investor Capital Contribution and the Closing Documents required to be delivered by Investor pursuant to Paragraph 6.3.

D. Other Restructuring Steps. The restructuring steps as described in the memorandum attached as Schedule 6 shall have been consummated; provided, however, that (i) in no event shall the consummation of any third party financing be a condition precedent to either party’s obligations at Closing and (ii) the steps described in paragraph number 5 of the Section entitled “PRE-CONTRIBUTION STEPS WITH $150M NON-RECOURSE

FINANCING” and paragraph number 6 of the Section entitled “PRE-CONTRIBUTION STEPS WITH NO OUTSIDE FINANCING” of the memorandum attached as Schedule 6 are intended to occur at Closing but not as a condition precedent to either party’s obligations at Closing.

10.3 Waiver of Conditions. By closing the Transaction, Existing Members and Investor shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Paragraph 10.1 and 10.2, respectively.

11. Transaction Issues: Brokers, Confidentiality and Indemnities.

11.1 Brokers. Each party represents to the other that such party has not incurred any obligation to any broker or real estate agent with respect to the purchase or sale of the Interest except for the Broker defined herein, which obligation has been incurred by Existing Members pursuant to a separate agreement with Broker executed in connection with the Transaction. Existing Members shall, upon the Closing of this Transaction, pay to Broker the appropriate sales commission pursuant to the terms of the brokerage agreement with Broker. Except for Broker and such commission payable as set forth above, Existing Members and Investor each hereby (a) represent and warrant to the other that it has not employed, retained or consulted any broker, agent, or finder in carrying on a negotiation in connection with this Agreement or the Transaction, and (b) indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including actual, out-of-pocket costs and reasonable attorneys’ fees actually incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor’s breach of this representation and warranty. This Paragraph shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

11.2 Announcements; Confidentiality.

A. Existing Members shall provide any proposed stock exchange announcement regarding the transaction contemplated herein to Investor in advance of such announcement (but no approval of Investor shall be required for such announcement); provided in no event shall any such stock exchange or other public announcement reference any percentage increase of the Investor Capital Contribution over net book value of the Property or any other inflation or misconstruing of the Investor Capital Contribution in any manner. Prior to making any disclosure or announcement relating to the Transaction, Existing Members shall, so far as practicable, consult with the Investor and take into account the reasonable recommendations of the Investor as to the content, timing and manner of such disclosure or announcement. Except as provided herein, in no event shall Existing Members, the Company nor any of such party’s Representatives or affiliates disclose the identity of the direct or indirect members of Investor, or the principals of any such member or Investor, without the prior written consent of Investor, and such information shall be deemed Confidential Materials of Investor for all purposes of this Agreement and the Transaction. In addition, except as provided herein, each of Investor and Existing Members and their respective Representatives shall keep confidential the terms of this Agreement and all Confidential Materials of the other party and all other reports and information received or completed in connection with the Transaction. The foregoing provisions of this Section 11.2 shall not preclude either party from (a) discussing the substance or any relevant details of the transactions contemplated in this Agreement on a need to know basis, with such party’s respective Representatives, provided that each party shall instruct its respective Representatives of the confidential nature of the Transaction prior to providing any such information and each party shall be responsible for causing its Representatives to maintain confidentiality of such information pursuant to the terms herein, or (b) from complying with any Laws applicable to such party, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, which may, to the extent required under the law, include disclosure of the terms of this Agreement and, subject to the terms of Paragraph 11.2(B), the identity of the direct or indirect members of Investor, or the principals of any such member or Investor or, at and after Closing, issuing or causing the issuance of a press or media release or other information in the nature of a press release relating to this Agreement or the Transaction, provided, however, that such release has received the prior written approval of Existing Members as to the exact text of such press release and of the extent of distribution thereof and subject to the first sentence of this Paragraph 11.2. The foregoing confidentiality obligations shall not apply to any information which becomes public knowledge other than through a default of the other party or its Representatives.

B. In the event that Existing Members are required in any judicial, administrative or regulatory proceeding (including in connection with any pre-trial discovery) to disclose the identity of the direct or indirect members of Investor, or the principals of any such member or Investor, Existing Members shall (if legally permitted to do so) provide Investor with (a) prompt written notice of any such requirement in order to afford Investor time either to seek an appropriate protective order or other reliable remedy or to waive compliance with this Agreement, unless such notice is prohibited by law or legal process, and (b) a complete copy of any such request or order or similar judicial, administrative or regulatory document evincing such requirement. Subject to the limitations set forth above, Exiting Members shall, and shall request its Representatives to, reasonably cooperate with Investor in a commercially reasonable manner in obtaining such protective order or other remedy. If no such protective order or other remedy is obtained, or if Investor waives compliance with this Agreement in writing, then Exiting Members may disclose the identity of the direct or indirect members of Investor, or the principals of any such member or Investor, as is legally required to be disclosed. Existing Members shall inform Investor of the proposed disclosure, to the extent permitted by law and as far in advance of its disclosure as is practicable, and shall use commercially reasonable efforts to implement the suggestions of Investor concerning the nature and scope of the information Existing Members propose to disclose.

11.3 Indemnification and Release. From and after the Closing, Existing Members shall indemnify, save and hold harmless Investor, each Investor Party and the Company from and against any and all Liabilities incurred in connection with, arising out of or resulting from the following:

A. any breach of or inaccuracy in the Indefinite Existing Member’s Warranties (whether such Liability arises prior to or following Closing);

B. the Excluded Liabilities; and

C. the Excluded Property (whether such Liability arises prior to or following Closing).

Notwithstanding the foregoing, Existing Members shall have no obligation to indemnify, save and hold harmless Investor, any Investor Party or the Company against any of the following Liabilities, and Investor, for Investor and Investor’s successors and assigns, hereby releases Existing Members and each of the other Existing Members Parties from, and waives any and all Liabilities against Existing Members and each of the other Existing Members Parties for or attributable to or in connection with the following, except in each case to the extent of Existing Members’ Warranties (collectively, “Assumed Liabilities”):

(a) any and all Liabilities with respect to the structural, physical, or environmental condition of the Property, including without limitation the Property’s compliance with Law; and

(b) any and all Liabilities relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action or any other federal, state or municipal based statutory or regulatory causes of action for environmental contamination at, in, about or under the Property; and

(c) any and Liabilities related to the Property or the use or operation thereof or related to the Company or contracts and/or assets assigned to the Company for which the Liability occurs or accrues after the Closing Date and any claims made or brought by third parties with respect to the Property or the use or operation thereof or the Company for which the injury, damage or loss occurs after the Closing Date; and

(d) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property; and

(e) any and all Liabilities relating to the condition or status of Company’s title to the Property; and

(f) any and all Liabilities for (i) employee wages, payroll taxes, bonuses and incentives, vacation pay (vested or unvested), pension benefits, any COBRA rights, together with F.I.C.A. unemployment and other taxes, sick pay and other benefits of all kinds, workers’ compensation, severance payments or the like in each case occurring or arising on or after the Closing Date even if calculated based upon service time of Participants which occurred prior to the Closing Date; or (ii) Benefit Plans and Benefit Agreements, in each case incurred or accruing on or after the Closing Date (even if calculated based upon service time of Participants that occurred prior to the Closing

Date and even though the Benefit Plans and Benefit Agreements may have been in effect prior to the Closing Date). For the purposes of the foregoing, a medical/dental/vision claim shall be considered incurred when the services are rendered or the supplies or medications are provided, and not when the condition arose. For the avoidance of doubt, Assumed Liabilities shall not include any incentive compensation or bonuses earned with respect to periods prior to the Closing Date.

The Company shall indemnify, defend and hold Existing Members and Existing Member Parties from and against any and all liability, loss, damage and costs (including without limitation reasonable attorney’s fees) related to the Assumed Liabilities. This Paragraph 11.3 shall survive the Closing (and not be merged therein).

12. Default At or Prior to Closing.

12.1 Investor Default. If Investor defaults in the observance or performance of its covenants and obligations hereunder, and such default continues for the greater of five (5) Business Days after the date of receipt of written notice from Existing Members demanding cure of such default, or the expiration of other applicable cure periods set forth in this Agreement, Existing Members shall be entitled, as its sole and exclusive remedy hereunder (except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including the indemnification obligation of Investor set forth in Paragraph 4.3), to Terminate this Agreement by written notice to Investor of such termination and to receive payment of the Deposit as full liquidated damages for such default of Investor the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by Existing Members upon Investor’s default, that such forfeiture of the Deposit is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate Existing Members’ actual damages which would be suffered by Existing Members in the event of default by Investor. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including the indemnification obligation of Investor set forth in Paragraph 4.3, Existing Members’ right to Terminate this Agreement and receive payment of the Deposit as full liquidated damages, are Existing Members’ sole and exclusive remedies in the event of default hereunder by Investor, and Existing Members hereby waive, relinquish and release any and all other rights and remedies (except any that survive termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue Investor or its affiliates for damages or to prove that Existing Members’ actual damages exceed the Deposit which is hereby provided Existing Members as full liquidated damages, (2) any right to sue Investor for specific performance, or (3) any other right or remedy which Existing Members may otherwise have against Investor or its affiliates, either at law, or equity or otherwise.

12.2 Existing Members’ or Company’s Default. If Existing Members or Company default in the observance or performance of their respective covenants and obligations hereunder, or if Existing Members breaches any of its representations and warranties under this Agreement, and such default continues for the greater of five (5) Business Days after the date of receipt of written notice from Investor demanding cure of such default, or the expiration of other applicable cure periods set forth in this Agreement, then Investor shall be entitled either, at Investor’s option, as applicable, (i) to bring an action against Existing Members and/or Company, as applicable, for specific performance of this Agreement but only if such suit is filed within ninety (90) days after the scheduled Closing Date or (ii) to Terminate this Agreement by the delivery to Existing Members and Company of notice of such termination and in such event Investor shall be entitled to the return the Deposit and, with respect to any Termination caused by a material default of Existing Members (including, without limitation, any intentional breach of any Existing Members’ Warranty), Existing Members shall reimburse Investor for the actual, out-of-pocket costs and expenses incurred by Investor in connection with this Agreement and the Transaction in an amount not to exceed $1,000,000. Investor’s rights to so Terminate this Agreement or sue for specific performance are Investor’s sole and exclusive remedies hereunder in the event of default hereunder by Existing Members or Company, and Investor hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to bring an action for damages, or (2) any other right or remedy which Investor may otherwise have against Existing Members or Company either at law, in equity or otherwise.

12.3 Indemnity. If Existing Members terminate this Agreement pursuant to a right given to them hereunder and Investor files any lis pendens, injunction or other form of attachment against the Property (or publicly threatens to take any such action or publicly asserts rights to acquire the Property or publicly attempts to block another party’s proposed acquisition of the Property) which interferes with Existing Members’ or Company’s ability to sell, exchange, transfer, lease, dispose of or finance the Property, then the named Investor (and any assignee of Investor’s interest hereunder) shall be liable for, and indemnify and hold harmless Existing Members, Company and the other Existing Members Parties from and against any and all Liabilities incurred by Existing Members, Company and the other Existing Members Parties by reason of such action to contest by Investor. Notwithstanding the foregoing, the terms of this Paragraph 12.3 shall not prevent Investor from filing a lis pendens in connection with an action for specific performance timely filed pursuant to the terms of Paragraph 12.2. The obligations of Investor under this Paragraph 12.3 shall survive the termination of this Agreement.

13. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Existing Members or Investor under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery or (b) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air or Airborne Express), with all postage and delivery charges paid by the sender and addressed to the Investor or Existing Members, as applicable as set forth below, or at such other address as each may request in writing. Such notices delivered by hand, or overnight delivery service shall be deemed received on the date of delivery. Said notice addresses are as follows (and Existing Members and Investor shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Existing Members:	Barclay Operating Corp.
InterContinental Hotels Group Resources, Inc.
c/o InterContinental Hotels Group
Three Ravina Drive
Suite 100
Atlanta, Georgia 30346-2149
Attention: Robert Chitty
Telephone No.: (770) 604-5321
Email: bob.chitty@ihg.com

With a copy to:	InterContinental Hotels Group
Three Ravina Drive
Suite 100
Atlanta, Georgia 30346-2149
Attention: Legal Dept. - Paul Huang
Telephone No.: (770) 604-2644
Email: paul.huang@ihg.com

and a copy to:	DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020-1104
Attn: Andrew H. Levy
Telephone No.: (212) 335-4544
Email: andrew.levy@dlapiper.com

If to Investor:	Constellation Hotel Holdings Ltd. S.A.
15, Boulevard Roosevelt L-2450
Luxemburg
Attn: Fady Bakhos
Telephone No.:
Email: fbakhos@almirqab.com

With a copy to:	Latham & Watkins
885 Third Avenue
New York, NY 10022-4834
Attention: Michelle Kelban
Telephone No.: (212) 906-1607
Email: michelle.kelban@lw.com

If to Company:	111 East 48th Street Holdings, LLC
c/o InterContinental Hotels Group
Three Ravina Drive
Suite 100
Atlanta, Georgia 30346-2149
Attention: Robert Chitty
Telephone No.: (770) 604-5321
Email: bob.chitty@ihg.com

With a copy to:	InterContinental Hotels Group
Three Ravina Drive
Suite 100
Atlanta, Georgia 30346-2149
Attention: Legal Dept. - Paul Huang
Telephone No.: (770) 604-2644
Email: paul.huang@ihg.com

and a copy to:	DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020-1104
Attn: Andrew H. Levy
Telephone No.: (212) 335-4544
Email: andrew.levy@dlapiper.com

14. General Provisions.

14.1 Execution Necessary. This Agreement shall not be binding upon Existing Members or Investor until fully executed and delivered by a proper official of Existing Members or Investor, as applicable, and no action taken by Existing Members’ or Investor’s Representatives shall be deemed an acceptance of this Agreement until this Agreement has been so executed and delivered by Existing Members and Investor.

14.2 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

14.3 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Investor and Existing Members shall not have the right to assign or delegate any right, duty or obligation of Investor under this Agreement to any other party without the prior written consent of the other party (including without limitation, by any direct or indirect change in equity structure, ownership or control of Investor or any Existing Member or the Company, as applicable), which consent Investor or Existing Members, as applicable, may grant or withhold in their sole and absolute discretion, and any such assignment shall be null and void ab initio.

14.4 Governing Law. This Agreement shall be governed by New York law, without regard to the conflicts or choice of laws principles or any other Law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

14.5 Entire Agreement. This Agreement and all the exhibits referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding including, without limitation, the Letter of Intent, pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

14.6 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction and this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a day that is not a Business Day, then such time period shall be automatically extended through the close of business on the next Business Day.

14.7 Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one Person or entity, then all such Persons and entities shall be included jointly and severally, even though the defined term for such party may be used in the singular in this Agreement. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

14.8 Further Assurances. Each party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.9 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any Person, firm or corporation other than Investor and Existing Members hereto any right, remedy or claim under or by reason of this Agreement. All terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned.

14.10 Severability. If any provision of this Agreement or the application of such provision to any party or circumstance shall be held invalid or unenforceable, the remainder of this Agreement or the application of that provision to another party or circumstance shall not be affected thereby; provided, however, that, if the performance of this Agreement absent the performance of the invalid or unenforceable provision materially affects any material aspect of this Transaction, Existing Members and Investor shall cooperate in good faith to attempt to agree a resolution of the affected aspect of the Transaction so that the Transaction can proceed substantially as contemplated without any adverse impact on the parties, except to a de minimis extent.

14.11 Approvals. Unless otherwise specified in this Agreement, in all instances where Existing Members or Investor may give or withhold their approval, as applicable, such approval may be given or withheld in such Existing Members’ or Investor’s sole and absolute discretion.

14.12 Waiver Rights. Investor reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Investor. Existing Members reserve the right to waive, in whole or in part, any provision hereof that is for the benefit of Existing Members.

14.13 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Existing Members or Investor of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Existing Members or Investor upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Existing Members or Investor of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

14.14 Rights Cumulative. All rights, powers, options or remedies afforded to Existing Members or Investor either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

14.15 Attorneys’ Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable actual, out-of-pocket costs, damages and expenses, including attorneys’ fees, expended or incurred in connection therewith.

14.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF INVESTOR AND EXISTING MEMBERS HEREUNDER. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

14.17 Email Signatures. Signatures to this Agreement transmitted by email copy transmission shall be valid and effective to bind the party so signing upon the authorization of such party. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own email copy signature upon such party’s release thereof and shall accept the email copy signature of the other party to this Agreement.

14.18 No Recordation. Existing Members and Investor each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Investor agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith unless in connection with the exercise of specific performance as set forth in Paragraph 12.2 and (b) to indemnify Existing Members against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Existing Members by reason of the filing by Investor of such notice of pendency or other instrument not in connection with the exercise of specific performance as set forth in Paragraph 12.2.

14.19 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Existing Members pursuant hereto or in connection herewith, the maximum aggregate liability of Existing Members and the Existing Members Parties, and the maximum aggregate amount which may be awarded to and collected by Investor, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Existing Members’ Warranties for which a claim is timely made by Investor) shall not exceed Existing Members’ Liability Limit. The provisions of this paragraph shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

14.20 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

14.21 Jurisdiction. With respect to any suit, action or proceedings relating to the Transaction, this Agreement, the Property or the relationship of Investor and Existing Members hereunder (“Proceedings”) each party irrevocably (a) submits to the exclusive jurisdiction of the Courts of the County of New York, State of New York and the United States District Court for the Southern District of New York, and (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party. The provisions of this paragraph shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15. Hotel Employees. Investor recognizes that the Hotel is subject to that certain Industry Wide Collective Bargaining Agreement (“IWA”) between the New York Hotel and Motel Trades Council, AFL-CIO (the “Union”) and the Hotel Association of New York City,

Inc., effective July 1, 2012, as may be amended from time to time. As such, Investor acknowledges and agrees to the following:

A. Upon Closing, the Company and Investor must assume and be bound to the IWA, consistent with the terms of the IWA, including Article 59(B) thereof.

B. Not less than thirty (30) days prior to the Closing, BOC will be entitled to give the Union written notice of the possibility of a transaction, consistent with Article 59(E) of the IWA.

C. Not less than ten (10) business days prior to the Closing, BOC will be entitled to give the Union notice in writing of the transaction between Existing Members and Investor which will include the full and complete identity of the Investor, together with a duly executed copy of the pertinent portion of this Section 15).

D. The Company and Investor shall execute the Assumption Agreement not less than ten (10) days prior to closing pursuant to Article 59 (C) of the IWA, pursuant to the Assumption Agreement in the form attached as Exhibit T.

E. To the extent applicable, the Union shall be given at least thirty (30) days’ notice of any major structural alteration.

16. Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and there shall be no Liability on the part of Investor or Existing Members, except with respect to provisions of this Agreement that expressly survive termination.

17. Survival/Merger. Except for the provisions of this Agreement that are explicitly stated to survive the Closing or earlier termination of this Agreement, (a) none of the terms of this Agreement shall survive the Closing or earlier termination of this Agreement, and (b) the delivery of the Investor Capital Contribution, delivery of the Interest, and delivery of the other closing documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Existing Members and Investor to be performed hereunder.

18. On-Going Management of Hotel. Investor acknowledges that Existing Members are unwilling to enter into the Transaction unless, effective immediately upon and as a condition of Closing, Company and Existing Members’ designated affiliate enter into a long term hotel management agreement for the Property. At Closing, Existing Members’ designated affiliate and Company shall execute the Management Agreement in the form attached hereto as Exhibit I and Company shall cause the Memorandum of Management Agreement to be placed of record in the Office of the City Register of the City of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES OVER PAGE]

IN WITNESS WHEREOF, Investor, Existing Members and Company have executed this Agreement under seal as of the day and year first above written.

EXISTING MEMBERS:

BARCLAY OPERATING CORP., a New York corporation

By:	/s/ Travis Ray
Name: Travis Ray Title: Vice President

INTERCONTINENTAL HOTELS GROUP RESOURCES, INC., a Delaware corporation

By:	/s/ Travis Ray
Name: Travis Ray Title: Vice President

[Signatures continued over page]

Signature Page 1 of 3 to Contribution Agreement

INVESTOR:

CONSTELLATION BARCLAY HOLDING US, LLC, a Delaware limited liability company

By:	/s/ Fady Bakhos
Name: Fady Bakhos Title: Secretary and Authorized Signatory

[Signature continued over page]

Signature Page 2 of 3 to Contribution Agreement

COMPANY:

111 EAST 48TH STREET HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Travis Ray
Name: Travis Ray Title: Vice President

Signature Page 3 of 3 to Contribution Agreement

SCHEDULE A

(attached to and made a part of that certain Contribution

Agreement by and among Barclay Operating Corp., a New

York corporation, and InterContinental Hotels Group

Resources, Inc., a Delaware corporation, as Existing Members,

Constellation Barclay Holding US, LLC, a Delaware limited

liability company as Investor, and 111 East 48th Street

Holdings, LLC, a Delaware limited liability company, as

Company, dated as of December 19, 2013)

“Accounts Receivable” shall mean any and all rents, deposits and other sums and charges (including Guest Ledger Receivables) owing to Company (attributable on an accrual basis to the period of time prior to Closing) or Existing Members that are in any way attributable to the operation of the business at the Hotel, including, without limitation: (a) amounts receivable in connection with the letting of rooms, use of banquet services and facilities, use of conference facilities or meeting rooms or the provision of any other service by or on behalf of Company or Existing Members on the Real Property; (b) gross credit card charges, whether or not they have been submitted to the applicable credit card company; and (c) rents and/or license fees due from Tenants under Occupancy Leases.

“Actual Knowledge” shall have the meaning ascribed to it in Paragraph 8.2.

“Affiliate” means as to any specified Person (a) any Person Controlling, Controlled by or under Common Control with such Person, (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities or any other class of ownership interests in the specified Person, directly or indirectly; (c) any Person in which the specified Person owns or controls ten percent (10%) or more of the outstanding voting securities or any other class of ownership interests, directly or indirectly, or (d) a Person in which any Person described in the preceding clauses (a) through (c) serves as a trustee, general partner, manager, managing member or in a similar fiduciary or decision-making capacity.

“Agreement” shall mean this Contribution Agreement between Existing Members, Company and Investor including all schedules, exhibits and other attachments hereto, and documents incorporated herein by reference.

“Amended and Restated Operating Agreement” shall have the meaning ascribed to it in the Recitals hereto.

“Assumed Liabilities” shall have the meaning ascribed to it in Paragraph 11.3.C.

“Balance Sheet Date” shall mean December 31, 2012.

“Benefit Agreement” shall mean each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other material contract between any Existing Member or any affiliate thereof, on the one hand, and any Participant, on the other hand, whether or not subject to the Laws of the United States.

Schedule A - 1

“Benefit Plan” shall mean each (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iii) severance, change in control, retention or termination plan, program, policy or arrangement or (iv) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by any Existing Member or any Commonly Controlled Entity for the benefit of any Participant and whether or not subject to the Laws of the United States.

“BOC” shall have the meaning given to such term in the first paragraph of this Agreement.

“BOC Property” shall have the meaning ascribed to it in the Recitals hereto.

“BOC Statements” shall have the meaning ascribed to it in Paragraph 8.1.F.

“Bookings” shall mean all contracts or reservations for the use of guest rooms, banquet facilities, meeting rooms, and/or conference or convention facilities at the Hotel.

“Broker” shall mean Jones Lang LaSalle, which Broker has been retained by Existing Members on behalf of Existing Members and the Company.

“Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State in which the Real Property is located and any bank holidays in the State in which the Real Property is located; provided, however, with respect to any obligation or requirement of Investor that involves wiring funds from financial institutions located outside of the United States, Friday shall not be deemed a Business Day.

“Close Associate” is a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Foreign Political Figure.

“Closing” shall mean the consummation of the Transaction.

“Closing Agent” shall mean the Title Company or such other party as is selected by Investor and Existing Members to fund the Closing in escrow.

“Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline, as the same may be postponed, extended or adjourned in accordance with the express provisions of this Agreement.

“Closing Deadline” shall mean the date which is forty-five (45) days after the Effective Date unless such date is a Friday or is not a Business Day in which case the Closing Deadline shall be the next succeeding Business Day.

“Closing Documents” shall mean the documents and instruments delivered by Investor and Existing Members, in order to consummate the Transaction.

Schedule A - 2

“Closing Proration Time” shall mean (a) 11:59 P.M. local New York, New York time on the day prior to the Closing Date if the Investor Capital Contribution is received by Company (or by the Closing Agent, along with authorization from Investor to release such proceeds) prior to 2:00 P.M. local New York, New York time on the Closing Date, in which event the day of Closing shall belong to Investor, or (b) 11:59 P.M. local New York, New York time on the Closing Date if the Investor Capital Contribution is received by Company (or by the Closing Agent) at or after 2:00 P.M. local New York, New York time on the Closing Date, in which event the day of Closing shall belong to Existing Members, and, either at Closing or upon reproration after Closing, Investor and Existing Members shall reprorate as of such new Closing Proration Time.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” shall mean any Existing Member or any person or entity that, together with such Existing Member, is treated as a single employer under Section 414 of the Code.

“Company” shall have the meaning given to such term in the first paragraph of this Agreement.

“Company Cost Overrun” shall have the meaning given to such term in the Amended and Restated Operating Agreement.

“Condemnation Proceeding” shall mean any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

“Confidential Materials” shall mean any books, computer software, databases, records or files (whether in an electronic or printed format) that consist of or contain any of the following: appraisals; budgets; strategic plans for the Property; internal analyses; historical information; management reports; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the Transaction by the applicable Person or any direct or indirect owner of any beneficial interest in such Person; attorney work product; attorney-client privileged documents; internal correspondence of such Person, any direct or indirect owner of any beneficial interest in such Person, or any of their respective affiliates and correspondence between or among such parties; or other information or materials in the possession or control of such Person, its agents or representatives or any direct or indirect owner of any beneficial interest in such Person in each case, which such party deems proprietary or confidential.

“Consumables” shall have the meaning ascribed to it in Paragraph 7.1.F.

“Contracts” shall mean all contracts respecting leasing, management, maintenance or operation of the Property, including, but not limited to, equipment leases, agreements with respect to building systems, service, construction, and maintenance contracts, but specifically excluding the Real Property and Rights Leases, Occupancy Leases, Bookings and any license to

Schedule A - 3

Company of computer hardware, software, or system(s). A summary list of the Contracts (including identity of contract parties and type of service) is shown on Exhibit H and made a part hereof.

“Control”, “Controlling” and “Controlled by” means, when used with respect to any specified Person, the ability, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, to direct or cause the direction of, alone or in concert with others, the management and policies of a Person (including by being a general partner, a member, a manager, an officer or a director of the Person in question).

“Data Room” shall mean the electronic data room hosted by Broker titled “Intercontinental Barclay”.

“Deposit” shall mean the sum of Twenty-Three Million Seven Hundred Thousand and No/100 Dollars ($23,700,000), together with any interest earned thereon after deposited by Investor in accordance with Paragraph 3.1.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Existing Members or any of the other Existing Members Parties deliver or make available to Investor or Investor’s Representatives at or prior to Closing or which are otherwise obtained by Investor or Investor’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Title Pro Forma, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean the investigation by Investor and Investor’s Representatives of the feasibility and desirability of purchasing the Interest, including all audits, surveys, examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, investigations and verifications with respect to the Property, the Documents, title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the economic status of the Property, and other information and documents regarding the Interest or Property, including, but not limited to, the documents described in Paragraph 4.1.B., investigations of the legal and physical status of the Property by such consultants, engineers, architects and/or entomologists as Investor requires, tests and assessments with respect to environmental matters, soil tests, asbestos analysis, mold analysis, structural review, examination of title to the Property and the Survey and any update thereto, and verification of all information made or to be made available to Investor with respect to Property.

“Effective Date” shall mean the date of this Agreement referenced in the first paragraph of this Agreement.

“Environmental Laws” shall mean all foreign, federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances and any legally binding guidance, decrees, orders, or other standards of any relevant Governmental Entity (including the common law) relating to pollution or the protection or preservation of the environment, or to the use, storage, transportation, disposal of or exposure to Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Schedule A - 4

“Escrow Agreement” shall have the meaning ascribed to it in Paragraph 3.1.

“EU” shall have the meaning ascribed to it in Paragraph 8.5.D.

“Excepted Contracts” shall have the meaning ascribed to it in Paragraph 5.3.

“Excluded Liabilities” shall mean Liabilities related to the following:

(a) any Liability in respect of any Existing Members’ Confidential Material (whether such Liability arises prior to or following Closing);

(b) all Pre-Closing Tax Liabilities;

(c) all Pre-Closing Employee Liabilities;

(d) all Pre-Closing Benefit Liabilities;

(e) all other Liabilities of Existing Members or the Company to the extent occurring or accrued prior to the Closing Date; and

(f) any Liability in respect of any and all Intercompany Payables other than the Payable (as such term is defined in the Amended and Restated Operating Agreement), whether such Liability arises prior to or following Closing.

“Excluded Property” shall have the meaning ascribed to it in the Recitals hereto.

“Existing Members” shall mean the Existing Members referenced in the first paragraph of this Agreement.

“Existing Members’ Liability Limit” shall mean Twelve Million and no/100 Dollars ($12,000,000).

“Existing Members Parties” shall mean and include, collectively, (a) Existing Members; (b) Company; (c) Existing Members’ counsel; (d) any Broker retained by Company or Existing Members; (e) Company’s property manager; (f) any direct or indirect owner of any beneficial interest in Company or Existing Members; (g) any officer, director, employee, or agent of any of the foregoing or such party’s counsel; and (h) any other entity or individual affiliated or related in any way to any of the foregoing.

“Existing Members’ Pro Rata Share” shall have the meaning ascribed to it in Paragraph 7.1.

“Existing Members’ Reaffirmation of Representations” shall have the meaning ascribed to it in Paragraph 6.2.

“Existing Members’ Warranties” shall mean, collectively, the Indefinite Existing Members’ Warranties and the Limited Existing Members’ Warranties.

“Existing Permits” shall have the meaning ascribed to it in Paragraph 8.1.T.

Schedule A - 5

“Financial Information” shall have the meaning ascribed to it in Paragraph 8.1.F.

“GAAP” shall mean the generally accepted accounting principles in the United States in effect on the date hereof, consistently applied.

“Gap Title Objections” shall have the meaning set forth in Paragraph 4.4.A.

“Governmental Approvals” has the meaning ascribed to it in Paragraph 5.11.

“Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority or instrumentality.

“Guest Ledger Receivables” shall mean amounts, including, without limitation, room and service charges, accrued to (i) the accounts of guests occupying rooms at the Hotel as of the Closing Proration Time or (ii) group, conference or banquet customers of Existing Members at the Hotel as of the Closing Proration Time.

“Hazardous Material” shall mean any material, substance, or waste, whether solid, liquid or gas, that is defined, listed or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, petroleum products or by-products or derivatives, and toxic mold at quantities reasonably likely to adversely affect human health.

“Hotel” shall mean the hotel located on the Land and commonly known as the InterContinental Barclay located at 111 East 48th Street, New York, New York.

“Hotel Employees” shall mean all employees who are employed by Existing Members or their affiliates at or solely in connection with the Hotel immediately before the Effective Date (whether such employees are actively employed or on a leave of absence due to disability or any other reason).

“IHG Control Party” shall have the meaning ascribed to it in Paragraph 8.1.M.

“Immediate Family Member” includes the parents, siblings, spouse, children and in laws of a Senior Foreign Political Figure.

“Indefinite Existing Members’ Warranties” mean those Existing Members’ Warranties in Paragraph 8.1.A through 8.1.M.

“Intercompany Payables” shall mean all intercompany accounts payable, and notes for those accounts payable, of the business conducted at the Hotel existing immediately prior to the Closing Date where the obligor is the Company or an Existing Member and the obligee is Parent or a subsidiary of Parent other than Company or the Existing Member, as applicable. Intercompany Payables shall not under any circumstances include any accounts payable and notes established in contemplation of the Transaction (including in connection with the Preparatory Restructuring) or established as of or after the Closing Date.

Schedule A - 6

“InterContinental Hotels Group” has the meaning ascribed to it in Paragraph 5.7.

“Interest” shall have the meaning ascribed to it in the Recitals to this Agreement.

“Interim Period” shall have the meaning ascribed to it in Paragraph 5.

“Investor” shall mean the Investor referenced in the first paragraph of this Agreement.

“Investor Capital Contribution” shall have the meaning ascribed to it in the Recitals to this Agreement.

“Investor Party” shall mean and include, collectively, (a) Investor; (b) Investor’s counsel; (c) any direct or indirect owner of any beneficial interest in Investor; (d) any officer, director, employee, or agent of Investor and such party’s counsel; and (e) any other entity or individual affiliated or related in any way to any of the foregoing.

“Investor’s Diligence Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Investor, Investor’s affiliates or Investor’s Representatives in connection with Investor’s Due Diligence.

“Investor’s Pro Rata Share” shall have the meaning ascribed to it in Paragraph 7.1.

“Investor’s Reaffirmation of Representations” shall have the meaning ascribed to it in Paragraph 6.3.E.

“Investor’s Warranties” shall mean Investor’s representations and warranties set forth in Paragraph 8.5.

“Knowledge” or words of similar import with respect to Existing Members or Company shall refer only to the actual knowledge of Robert Chitty and Travis Ray, and shall not be construed to refer to the knowledge of any other Existing Members Party, or to impose or have imposed upon such parties any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Investor or the contents of files maintained by such parties. There shall be no personal liability on the part of such parties arising out of any of the Existing Members’ Warranties.

“Land” shall have the meaning ascribed to it in the Recitals hereto.

“Law” shall mean any federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, including common law.

“Leaseback” shall have the meaning ascribed to it in the Recitals hereto.

“Leaseback Contribution” shall have the meaning ascribed to it in Paragraph 10.1.

Schedule A - 7

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity or arbitrator.

“Letter of Intent” shall mean that certain Letter of Intent, dated as of October 7, 2013, by and between Constellation Hotels Holding Ltd. and Six Continents Hotels, Inc., together with the Exhibits thereto.

“Liabilities” shall mean any and all direct or indirect damages, demands, claims, payments, problems, conditions, obligations, actions, administrative proceedings or causes of action, assessments, losses, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, penalties, interest on any amount payable to a third party, and any legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses but excluding any consequential, punitive or special damages other than to the extent that any such consequential, punitive or special damages are sustained by the applicable party hereto as a result of such damages being awarded to a third party in an action brought by such third party against the such party hereto) reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“Lien” shall mean any mortgage, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, judgment or similar encumbrance against the Property of a monetary nature.

“Limited Existing Members’ Warranties” mean those Existing Members’ Warranties in Paragraph 8.1.N through 8.1.V.

“Management Agreement” shall mean that certain Management Agreement between Company and Manager in the form attached hereto as Exhibit I.

“Manager” shall mean IHG Management (Maryland) LLC, a Maryland limited liability company, together with its successors and permitted assigns.

“Material Adverse Effect” shall mean, other than in connection with the Planned Renovation of the Hotel, (i) the closure or other inability to use guest rooms or other material facilities at the Property, other than for routine maintenance or renovation, which together result in: (i) 75% of the guest rooms of the Hotel being reasonably likely to be closed or unable to be used for a period not less than 30 days after Closing; (ii) 50% of the guest rooms of the Hotel being reasonably likely to be closed or unable to be used for a period not less than 90 days after Closing; or (iii) any specific, act event or circumstance, unrelated to the Transaction, the Planned Renovation, the Preparatory Restructuring or the financing of the Property or any construction therein (including valuations or analyses related thereto which may be furnished after the Effective Date), that has a negative effect on the value of the Property such that the value of the Property is reduced by an amount equal to ten percent (10%) of the initial Investor Capital Contribution or more, in each case that arises after the Effective Date and prior to Closing but excluding in each case any such material adverse change resulting from:

Schedule A - 8

(a) changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(b) changes in conditions generally affecting the hotel industry;

(c) changes in laws, regulations or accounting practices;

(d) an act of terrorism;

(e) matters disclosed in the Representation Exception Schedule; or

(f) the transactions contemplated by this Agreement or the change of control resulting from those transactions.

“Material Contract” shall mean a Contract under which the Company or any Existing Member is obligated to make payments in excess of $40,000 per year which is not terminable by the Company or such Existing Member without payment of penalty or premium on 30 days’ or less notice.

“Membership Interests” shall have the meaning ascribed to it in the Recitals hereto.

“Memorandum of Management Agreement” shall have the meaning ascribed to it in Paragraph 6.2.

“Non-Imputation Endorsement” shall mean the non-imputation endorsement to be delivered as part of the Title Policy.

“Occupancy Leases” shall mean all leases, rental agreements and other occupancy agreements for the use or occupancy of any portion of the Property, if any, other than the Real Property and Rights Leases, together with all amendments to, modifications of, renewals and extensions thereof, and all Tenant Deposits.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (a) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar Executive Orders, (b) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC), and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (c) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Other Interests” shall mean the following other interests of Company in and to the Real Property, the Real Property and Rights Leases, the Occupancy Leases, Contracts, or Personal Property, or pertaining thereto: (a) to the extent that the same are in effect as of the Closing Date, any licenses (but excluding any franchise license rights), permits and other written

Schedule A - 9

authorizations necessary for the use, operation or ownership of the Real Property, and (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date.

“Parent” shall mean InterContinental Hotels Group Resources, Inc., a Delaware corporation.

“Participant” shall mean each current or former director, officer, employee or independent contractor of any Existing Member or any Commonly Controlled Entity who provides or has provided services in connection with the Hotel.

“Permitted Title Exceptions” shall mean, subject to Investor’s rights to review and make objection to the status of title and survey to the extent, if any, set forth in this Agreement, and the right of Investor to Terminate this Agreement pursuant to Paragraph 4.4, the following: (a) the Occupancy Leases and any new Occupancy Leases entered into during the Interim Period in accordance with the terms of this Agreement; (b) all real estate taxes and assessments not yet due and payable as of the Closing Date; (c) local, state and federal (if applicable) zoning and building Laws; (d) the Record Exceptions reflected on the Title Pro Forma attached hereto as Exhibit O or on the final Title Policy as approved by Investor in each case in accordance with the terms of this Agreement; (e) the state of facts disclosed by the Survey and any update to the Survey obtained by Investor; (f) equipment financing in the ordinary course of business which in have payments not to exceed One Hundred Thousand and No/100 Dollars ($100,000) per year in the aggregate for all such equipment financing(s); and (g) any other matters approved as Permitted Title Exceptions in writing by Investor prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Personal Property” shall mean (a) all Property Documents; (b) all keys and combinations to all doors, cabinets, safes, enclosures and other locking items or areas on or about the Improvements; (c) the food and beverage inventory of the Hotel (for which Existing Members shall receive a credit pursuant to and in accordance with Paragraph 7.1); and (d) all tangible personal property, including, but not limited to, all “Inventories”, as such term is defined in the Uniform System of Accounts, and all other tools, vehicles, supplies, artwork, furniture, furnishings, machinery, equipment, specialized hotel equipment and other tangible personal property, in each case, owned or leased by Existing Members in connection with the ownership, operation or maintenance of the Hotel, including without limitation all china, glassware, silverware, linens, towels, curtains, uniforms, works of art, engineering, maintenance, and housekeeping supplies, draperies, materials and carpeting, used or intended for use, but not for sale, in connection with the operation of the Hotel, all equipment used in the operation of the kitchen, dining rooms, lounges, bars, laundry, dry cleaners, lobby, reservation desk and all supplies, merchandise, food and beverages held for sale in connection with the operation of the Hotel, which are on hand on the Execution Date; but specifically excluding (i) any Confidential Materials of Existing Members, (ii) any computer hardware, software, or system that is licensed to Existing Members, and (iii) the Excluded Property.

Schedule A - 10

“Planned Renovation” shall mean the “Redevelopment,” as defined in the Amended and Restated Operating Agreement.

“Post-Closing Tax Year” shall mean any Tax Year beginning after the Closing Date and that portion of any Straddle Tax Year beginning on the day after the Closing Date.

“Pre-Closing Benefit Liabilities” shall mean all Liabilities related to the Benefit Plans and Benefit Agreements incurred or accruing prior to the Closing Date, even if the amounts payable with respect to such Liabilities are payable after the Closing Date; provided that purposes hereof, a medical/dental/vision claim shall be considered incurred when the services are rendered or the supplies or medications are provided, and not when the condition arose. For the avoidance of doubt, Pre-Closing Benefit Liabilities shall include, without limitation, any incentive compensation or bonuses earned with respect to periods prior to the Closing Date.

“Pre-Closing Employee Liabilities” shall mean all employment and service-related Liabilities (excluding Pre-Closing Benefit Liabilities) incurred or accruing prior to the Closing Date, even if the amounts payable with respect to such Liabilities are payable after the Closing Date, and including all damages of any type awarded therein.

“Pre-Closing Tax Liabilities” shall mean any and all Liability for (i) Taxes of Existing Members and their affiliates (other than the Company), (ii) Taxes of the Company for all Pre-Closing Tax Years, (iii) Taxes of any other Person imposed on the Company as a result of transaction or agreement entered into prior to the Closing Date, and (iv) Taxes arising from or attributable to the Property (or the operation of the Property) for all Pre-Closing Tax Years.

“Pre-Closing Tax Year” shall mean any Tax Year ending on or before the Closing Date and that portion of any Straddle Tax Year ending on the Closing Date.

“Preparatory Restructuring” shall have the meaning ascribed to it in Paragraph 5.9.

“Pro Rata Share” shall have the meaning ascribed to it in Paragraph 7.1.

“Proceedings” shall have the meaning ascribed to it in Paragraph 14.21.

“Prohibited Person” shall have the meaning ascribed to it in Paragraph 8.5.D.

“Property” shall mean the Real Property, the BOC Property, the Real Property and Rights Leases, the Occupancy Leases, the Contracts, the Personal Property and the Other Interests, but specifically excluding any right or interest to any liquor license rights and intellectual property rights referenced in Paragraph 5 hereto.

“Property Documents” shall mean all books, records and files of the Company, the Existing Members and of the management agent for the Property related to the Property (other than those books, records or files containing Confidential Materials of the Existing Members or Excluded Property, unless Existing Members provide such Confidential Materials or Excluded Property to Investor).

“Prorated Taxes” shall have the meaning ascribed to it in Paragraph 7.1.A.

Schedule A - 11

“Real Property” shall mean the Land, including, without limitation, (a) the Hotel and any other buildings located on the Land and all other improvements, (b) all easements appurtenant to the Land and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land whether or not situate upon the Land, including, without limitation, signage rights and parking rights or agreements, all whether or not specifically referenced on Exhibit A, (c) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (d) all right, title and interest, if any, of the Company in the Land in and to any and all strips and gores of land located on or adjacent to the Land, and (e) all right, title and interest of the Company in the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land.

“Real Property and Rights Leases” shall mean those leases and other instruments, as listed on Schedule 3 hereto, together with all amendments to, modifications of, renewals and extensions thereof.

“Record Exceptions” shall mean all instruments recorded in the real estate records of the County in which the Land is located which affect the status of title to the Real Property.

“Reimbursable Occupancy Lease Expenses” shall mean, collectively, any and all actual, out-of-pocket costs, expenses and fees paid by Company or Existing Members prior to Closing or actual, out-of-pocket costs, expenses and fees incurred by Company or Existing Members prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions under any Occupancy Lease exercised or granted during the Interim Period, and (b) any Occupancy Lease entered into during the Interim Period. Reimbursable Occupancy Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction and (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Occupancy Lease after the date of any expansion, or (C) with respect to any new Occupancy Lease, the entire initial term of any such new Occupancy Lease.

“Release” shall mean, with respect to Hazardous Materials, any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, dispersing, escaping, leaching, dumping, or other releasing or migration of Hazardous Materials into or through the environment.

“Relevant Laws” shall have the meaning ascribed to it in Paragraph 8.5.D.

“Remove” with respect to any exception to title shall mean that Existing Members or Company causes the Title Company to remove, omit or affirmatively insure over the same as an

Schedule A - 12

exception to the Title Policy, without any cost to Investor, whether such removal, omission or insurance is made available in consideration of payment, bonding, indemnity of Existing Members or Company or otherwise.

“Rent Roll” shall mean the rent roll set forth on Exhibit F, and any future rent rolls delivered by Existing Members pursuant to this Agreement, each of which shall show the categories of information described on Exhibit F.

“Rental Payments” shall mean all payments received by on or behalf of one or more of Existing Members or Company from Tenants or with respect to the Occupancy Leases or with respect to any other use or occupancy of the Property for items such as minimum or base rent, additional rent, percentage rent, termination or cancellation charges, reimbursement for real estate taxes, utilities, parking fees, operating and maintenance expenses and insurance, as well as any other reimbursements or charges received thereunder.

“Representation Exception Schedule” shall mean the exceptions to the representations and warranties of Existing Members, if any, as disclosed to Investor in Schedule 5 hereto and as the same may be supplemented or modified by Existing Members’ Reaffirmation delivered in accordance with Paragraph 6.2.F hereto.

“Representatives” shall mean a party’s officers, directors, employees, agents, advisors, representatives, attorneys, lenders, financial advisors, accountants, consultants, investors, contractors, architects and engineers and other advisors.

“Required Removal Items” shall mean, collectively, any Gap Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Investor or any Investor’s Representatives, and (b) are either: (i) Liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) which can be Removed by payment of liquidated amounts (such amounts, excluding amounts payable to Remove such Liens granted by Existing Members, not to exceed $1,000,000 in the aggregate) provided that in no event shall Existing Members be required to Remove any such Lien which is not related to the operation of the Property by any method other than indemnity of Existing Members or other credit worthy entity in favor of the Title Company as may be required by the Title Company (for example, unrelated items would include a judgment against such party in connection with its other operations; whereas a mechanic’s lien for work on the Property pursuant to a contract entered into by Existing Members would be related to Property operations), or (ii) Liens or encumbrances (including, but not limited to, Monetary Liens) granted by Existing Members after the Effective Date in violation of this Agreement.

“Sanctioning Bodies” shall have the meaning ascribed to it in Paragraph 8.5.D.

“Section 754 Election” shall have the meaning ascribed to it in Paragraph 5.5.D.

“Senior Foreign Political Figure” means a senior official of a major non-U.S. political party or a senior executive of a government-owned corporation not organized within the U.S. In addition, a “Senior Foreign Political Figure” includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

Schedule A - 13

“SRO” shall have the meaning ascribed to it in Paragraph 8.1.M.

“Straddle Tax Year” shall mean any Tax Year beginning on or before and ending after the Closing Date.

“Survey” shall mean that certain survey of the Land dated April 27, 2010 and last revised on August 22, 2010 prepared by D.W. Hannig L.S. P.C. and certified by David W. Hannig, Network Project No. 201000440-1.

“Tax” and “Taxes” mean all federal, state, local, and foreign income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever imposed by any Tax Authority, including any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

“Tax Authority” shall mean any governmental authority having jurisdiction over the administration, assessment or collection of any Tax.

“Tax Return” shall mean any return, report, declaration, statement, notice, notification, form, or other document or information relating to Taxes, including any schedules or attachments thereto or amendments thereof, filed or required to be filed with any Tax Authority.

“Tax Year” shall mean any period (which, for the avoidance of doubt, may be a period other than a calendar year and/or less than calendar or fiscal year, such as a month, quarter or “short year) for which a Tax Return is required to filed or a Tax is required to be paid.

“Tenant” shall mean a tenant under an Occupancy Lease; collectively, all tenants under the Occupancy Leases are referred to as the “Tenants”.

“Tenant Deposits” shall mean all prepaid rents, advance rentals, security deposits and other deposits made with respect to the Occupancy Leases.

“Terminate” shall mean the termination of this Agreement, by Investor or Existing Members as applicable as set forth in this Agreement, in which event thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

“Title Commitment” shall mean the Commitment of the Title Company to issue the Title Policy (Title Number 3110-00615) having an effective date of October 7, 2013.

Schedule A - 14

“Title Company” shall mean Chicago Title Insurance Company (711 Third Avenue, 5th Floor, New York, NY office).

“Title Policy” shall mean either (i) the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Real Property is located) issued by the Title Company in the name of Company or (ii) the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Real Property is located) issued by the Title Company in the name of the Investor, in the amount of the Investor Capital Contribution or such other amount as Investor may request and substantially in the form of the pro forma Title Policy signed by each of Investor and the Title Company at Closing. Investor shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Investor may reasonably require, unless prohibited by applicable statutes or regulations.

“Title Pro Forma” shall mean the Title Company’s Pro Forma Title Policy (Title Number 3110-00615) attached hereto as Exhibit O.

“Trade Payables” shall have the meaning ascribed to it in Paragraph 7.1.I.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement, including, without limitation, the contribution by Investor to Company of the Investor Capital Contribution and the issuance to Investor of the Interest.

“Transitioning Licenses” shall have the meaning ascribed to it in Paragraph 5.8.

“UK” shall have the meaning ascribed to it in Paragraph 8.5.D.

“UN” shall have the meaning ascribed to it in Paragraph 8.5.D.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, prepared by The Hotel Association of New York City, Inc., in effect as of the date hereof.

“US” shall have the meaning ascribed to it in Paragraph 8.5.D.

“US Patriot Act” shall have the meaning ascribed to it in Paragraph 8.5.D.

“Waived Reliance Items” shall have the meaning ascribed to it in Paragraph 4.5.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories (as defined in the Uniform System of Accounts), less accounts payable and accrued current liabilities.

“Year to Date Hotel Statements” shall have the meaning ascribed to it in Paragraph 8.1.F.

Schedule A - 15

The exhibits and schedules to the Contribution Agreement have been omitted from the filing. The following is a list of omitted exhibits and schedules and a brief description of each. InterContinental Hotels Group PLC agrees to furnish to the Securities and Exchange Commission, upon its request, a copy of any such omitted exhibits and schedules:

List of Exhibits/Schedules

SCHEDULES:

1 BOC Property

2 Excluded Property

3 Real Property and Rights Leases

4 List of Ongoing Capital Expenditure Projects

5 Representation Exception Schedule

6 Restructuring Steps Memorandum

7 Intercreditor Term Sheet

EXHIBITS:

A. Legal Description of Land

B. Amended and Restated Operating Agreement

C. Non-Foreign Affidavit

D. Intentionally Omitted

E. Existing Members’ Reaffirmation of Representations

F. List of Tenants (Rent Roll)

G-1 Affidavit of Title

G-2 Non-Imputation Affidavit

H. List of Contracts

I. Management Agreement

J. Intentionally Omitted

K. Retained Intellectual Property

L. Litigation

M. Escrow Agreement

N. Investor’s Reaffirmation of Representations

O. Title Pro Forma

P. Minimum Return Agreement